Exhibit 10.1

$1,365,000,000
CREDIT AGREEMENT
among
BUNGE LIMITED FINANCE CORP.,
as Borrower,
The Several Lenders from Time to Time Parties Hereto,
and
COBANK, ACB,
as Administrative Agent and Lead Arranger

Dated as of August 5, 2022

TABLE OF CONTENTS
Page

SECTION 1. DEFINITIONS	1
1.1 Defined Terms	1
1.2 Other Definitional Provisions	23
1.3 SOFR Conforming Changes.	24
SECTION 2. AMOUNT AND TERMS OF COMMITMENTS	24
2.1 Commitments	24
2.2 Procedure for Loan Borrowing	26
2.3 Commitment Fees, etc	27
2.4 Termination or Reduction of Commitments	28
2.5 Prepayments	28
2.6 Conversion and Continuation Options	29
2.7 Limitations on Term SOFR Rate Borrowings	29
2.8 Interest Rates and Payment Dates	30
2.9 Computation of Interest and Fees	30
2.10 Inability to Determine Interest Rate.	30
2.11 Pro Rata Treatment and Payments	31
2.12 Increased Costs.	33
2.13 Taxes	34
2.14 Indemnity	37
2.15 Change of Lending Office	38
2.16 Illegality	38
2.17 Replacement of Lenders	38
2.18 Defaulting Lenders	39
2.19 Alternative Rate of Interest.	40
SECTION 3. REPRESENTATIONS AND WARRANTIES	41
3.1 No Change	41
i

3.2 Existence; Compliance with Law	41
3.3 Power; Authorization; Enforceable Obligations	41
3.4 No Legal Bar	41
3.5 Litigation	42
3.6 No Default	42
3.7 Ownership of Property; Liens	42
3.8 Taxes	42
3.9 Federal Regulations	42
3.10 Investment Company Act; Other Regulations	42
3.11 No Subsidiaries	42
3.12 Use of Proceeds	42
3.13 Solvency	42
3.14 Limited Purpose	42
3.15 Financial Condition	43
3.16 Sanctions.	43
3.17 Financial Institutions	43
3.18 Beneficial Ownership	43
SECTION 4. CONDITIONS PRECEDENT	43
4.1 Conditions to Effectiveness	43
4.2 Conditions to Each Loan	45
SECTION 5. COVENANTS	45
5.1 Affirmative Covenants	45
5.2 Negative Covenants	48
5.3 Use of Websites	50
SECTION 6. EVENTS OF DEFAULT	50
SECTION 7. AGENCY	53
7.1 Appointment	53
7.2 Rights as a Lender	53

7.3 Delegation of Duties	54
7.4 Exculpatory Provisions	54
7.5 Reliance by Administrative Agent	55
7.6 Notice of Default	55
7.7 Resignation of the Administrative Agent	55
7.8 Non-Reliance on Administrative Agent and Other Lenders	56
7.9 Administrative Agent May File Proofs of Claim	56
7.10 Indemnification	57
7.11 Administrative Agent in Its Individual Capacity	57
7.12 Administrative Agent Communications	57
7.13 Rates Disclaimer	57
SECTION 8. MISCELLANEOUS	58
8.1 Amendments and Waivers	58
8.2 Notices	58
8.3 No Waiver; Cumulative Remedies	59
8.4 Survival of Representations and Warranties	59
8.5 Payment of Expenses	59
8.6 Successors and Assigns; Participations and Assignments	60
8.7 Adjustments; Set-off	63
8.8 Counterparts; Electronic Signatures	63
8.9 Severability	64
8.10 Integration	64
8.11 GOVERNING LAW	64
8.12 Submission To Jurisdiction; Waivers	64
8.13 Acknowledgments	65
8.14 Confidentiality	65
8.15 WAIVERS OF JURY TRIAL	66
8.16 No Bankruptcy Petition Against the Borrower; Liability of the Borrower	66

8.17 Conversion of Approved Currencies into Dollars	66
8.18 PATRIOT Act	66
8.19 Acknowledgment and Consent to Bail-In of Affected Financial Institutions	66
8.20 Recovery of Erroneous Payments	67
8.21 Amendment and Restatement	67
SCHEDULES:
1.1    Commitments
3.3    Consents, Authorizations, Filings and Notices
EXHIBITS:
A    Form of Guaranty Agreement
B-1     Form of Borrower Responsible Officer’s Certificate
B-2     Form of Borrower Secretary’s Certificate
B-3     Form of Guarantor Responsible Officer’s Certificate
B-4     Form of Guarantor Secretary’s Certificate
C-1     Form of Legal Opinion of Reed Smith LLP
C-2     Form of Legal Opinion of Conyers Dill & Pearman Limited
D    Form of Assignment and Acceptance
E-1     Form of U.S. Tax Compliance Certificate
E-2     Form of U.S. Tax Compliance Certificate
E-3     Form of U.S. Tax Compliance Certificate
E-4     Form of U.S. Tax Compliance Certificate
F    Closing Date Voting Participants

THIS CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified in accordance with the terms hereof and in effect from time to time, this “Agreement”), dated as of August 5, 2022, is among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and COBANK, ACB, a federally chartered instrumentality of the United States, as administrative agent.
The Borrower, the lenders from time to time party thereto and the Administrative Agent are parties to a Credit Agreement dated as of October 29, 2021 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Prior Credit Agreement”).
The Borrower and, subject to the terms and conditions set forth herein, the Administrative Agent and the Lenders now desire to amend and restate the Prior Credit Agreement in its entirety.
ACCORDINGLY, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.    DEFINITIONS
1.1    Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.
“ABR”: for any day, a rate per annum equal to the Applicable Margin plus the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two (2) U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.10 or Section 2.19 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.19(b)), then the ABR shall be based on clause (b) above and shall be determined without reference to clauses (a) or (c) above. For the avoidance of doubt, if the ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Adjusted Daily Simple SOFR Rate”: for purposes of any calculation, the rate per annum equal to (a) the Daily Simple SOFR Rate for such calculation plus (b) the SOFR Adjustment.
“Adjusted Term SOFR Rate”: for purposes of any calculation, the rate per annum equal to (a) the Term SOFR Rate for such calculation plus (b) the SOFR Adjustment.
“Administrative Agent”: CoBank, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.
“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate”: with respect to any specified Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such specified Person. For purposes of this definition “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the amount of such Lender’s Commitments then in effect or, if the Commitments have been terminated, the amount of such Lender’s Loans then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.
“Agreement”: as defined in the preamble hereto.
“Annex X”: Annex X (as amended, restated, supplemented or otherwise modified and in effect from time to time) attached to the Pooling Agreement.
“Applicable Margin”: the per annum rate set forth under the applicable Facility in the applicable row of the table below:

Rating	Revolving Credit Facility Applicable Margin	Term Loan I Facility Applicable Margin	Term Loan II Facility Applicable Margin
Level I	1.000%	1.100%	0.900%
Level II	1.125%	1.225%	1.025%
Level III	1.250%	1.350%	1.150%
Level IV	1.375%	1.475%	1.275%
Level V	1.625%	1.725%	1.525%
“Applicable Moody’s Rating”: the senior long-term unsecured debt rating that Moody’s provides of (a) the Guarantor or (b) if Moody’s does not provide such a rating of the Guarantor, then the Master Trust or (c) if Moody’s does not provide such a rating of the Guarantor or the Master Trust, then the Borrower.
“Applicable S&P Rating”: the senior long-term unsecured debt rating that S&P provides of (a) the Guarantor or (b) if S&P does not provide such a rating of the Guarantor, then the Master Trust or (c) if S&P does not provide such a rating of the Guarantor or the Master Trust, then the Borrower.
“Assignee”: as defined in Section 8.6(c).
“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit D.
“Assignor”: as defined in Section 8.6(c).
“Available Revolving Commitment”: as to any Revolving Lender at any time, an aggregate amount equal to the sum of such Revolving Lender’s Revolving Commitment then in effect minus:
(a)    the principal amount of its outstanding Revolving Advances on such date; and
(b)    for purposes of Section 2.2(a) only, in relation to any proposed borrowing or Revolving Advances, the principal amount of any Revolving Advances that are due to be made by such Revolving Lender on or before the proposed Borrowing Date.
“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period (or any similar term) for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” (or any similar term) pursuant to Section 2.10.

“Available Term Loan I Commitment”: as to any Term Lender at any time during the Term Loan I Commitment Period, an aggregate amount equal to the sum of such Term Lender’s Term Loan I Commitment Amount then in effect minus:
(a)    the principal amount of its outstanding Term Advances in connection with Term Loan I Facility on such date; and
(b)    for purposes of Section 2.2(b) only, in relation to any proposed borrowing or Term Advance, the principal amount of any Term Advances under the Term Loan I Facility that are due to be made by such Term Lender on or before the proposed Borrowing Date.
“Available Term Loan II Commitment”: as to any Term Lender at any time during the Term Loan II Commitment Period, an aggregate amount equal to the sum of such Term Lender’s Term Loan II Commitment Amount then in effect minus:
(a)    the principal amount of its outstanding Term Advances in connection with Term Loan II Facility on such date; and
(b)    for purposes of Section 2.2(b) only, in relation to any proposed borrowing or Term Advance, the principal amount of any Term Advances under the Term Loan II Facility that are due to be made by such Term Lender on or before the proposed Borrowing Date.
“BAFC”: Bunge Asset Funding Corp., a Delaware corporation, and its successors and permitted assigns.
“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“BASEL III”: (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on December 16, 2010, each as amended, restated, supplemented or restated; (b) the rules for systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, restated, supplemented or restated; and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “BASEL III”.
“Base Rate Loan”: a Loan bearing interest calculated by reference to ABR.
“Benchmark”: initially, the Daily Simple SOFR Rate or the Term SOFR Rate, as applicable; provided, however, that if a Benchmark Transition Event and its related Benchmark Replacement Date has occurred with respect to any initial Benchmark or any then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19(a). Any reference to a “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”: for any Available Tenor:
(a)    for the Adjusted Term SOFR Rate, the first alternative set forth below that can be determined by the Administrative Agent:

(i)    the sum of (a) the Daily Simple SOFR Rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time, or

(ii)    the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; and

(b)    for all other Benchmarks, the sum of (i) the alternate benchmark rate and (ii) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Conforming Changes”: with respect to either the use or administration of any initial Benchmark or any adjusted initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Daily Simple SOFR Rate,” the definition of “Term SOFR Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date”: with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof)

permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent of the public statement or publication of information referenced therein in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event”: with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(2)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period”: with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.19.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, as such form may be modified, updated or substituted from time to time.
“Beneficial Ownership Regulation”: United States 31 C.F.R. § 1010.230.
“Benefitted Lender”: as defined in Section 8.7(a).
“BFE”: Bunge Finance Europe B.V., a company organized under the laws of The Netherlands, and its successors and permitted assigns.
“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors”: with respect to any Person, the board of directors of such Person or any duly authorized committee thereof.
“Borrower”: as defined in the preamble hereto.
“Borrower Account”: any account established by or for the Borrower, other than the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), for the purpose of depositing funds borrowed hereunder or under any Pari Passu Indebtedness, any amounts paid pursuant to the Series 2002-1 VFC and all amounts received with respect to Hedge Agreements.
“Borrower Permitted Lien”: Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof or upon posting a bond in connection therewith and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.
“Borrowing”: Loans of the same Type and currency, made, converted or continued on the same date to the Borrower and, in the case of Term SOFR Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.
“Borrowing Time”: as defined in Section 2.2.
“Bunge Funding”: Bunge Funding, Inc., a Delaware corporation, and its successors and permitted assigns.
“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in Denver, Colorado or New York City are authorized or required by law to close; provided that, in addition to the foregoing, a Business Day shall be, in relation to Loans referencing Daily Simple SOFR Rate or Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Daily Simple SOFR Rate or Term SOFR Rate or any other dealings of such Loans referencing Daily Simple SOFR Rate or Term SOFR Rate, any such day that is only a U.S. Government Securities Business Day.
“Capital Stock”: with respect to any Person, any and all shares, interests, rights to purchase, warrants, options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock or shares, preferred stock or shares and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity).
“Change in Control”: the occurrence of any of the following:

(a)    the Guarantor becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination, of 50% or more of the total voting power of the Voting Stock of the Guarantor then outstanding;
(b)    the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person that is not a Subsidiary of the Guarantor; or
(c)    the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.
“Change in Law”: the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date”: August 5, 2022.
“CoBank”: CoBank, ACB, a federally chartered instrumentality of the United States.
“Code”: the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Commitment”: as to any Lender, such Lender’s Revolving Commitment or any Term Loan Commitment.
“Commitment Fee Rate”: the rate per annum set forth in the applicable row of the table below:

Rating	Commitment Fee Rate
Level I	0.090%
Level II	0.100%
Level III	0.125%
Level IV	0.175%
Level V	0.225%
“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 8.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Continuing Directors”: as of any date of determination, any member of the Board of Directors of the Guarantor who (a) was a member of such Board of Directors on the Closing Date; or (b) was nominated for election, appointed or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Guarantor’s proxy statement in which such member was named as a nominee for election as a director).
“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Daily Report”: a report prepared by the Servicer on each Business Day required pursuant to Section 4.01 of the Servicing Agreement or Section 5.1(o) of this Agreement, in substantially the form of Exhibit B attached to the Series 2002-1 Supplement.
“Daily Simple SOFR Determination Date”: as defined in the definition of “Daily Simple SOFR Rate”.
“Daily Simple SOFR Rate”: for any day (a “Daily Simple SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “Daily Simple SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such Daily Simple SOFR Rate Day is a U.S. Government Securities Business Day, such Daily Simple SOFR Rate Day or (ii) if such Daily Simple SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such Daily Simple SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor; provided, that if by 3:00 p.m. (Denver time) on the second U.S. Government Securities Business Day immediately following any Daily Simple SOFR Determination Date, SOFR in respect of such Daily Simple SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR Rate has not occurred, then the SOFR for such Daily Simple SOFR Determination Date will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of the calculation of the Daily Simple SOFR Rate for no more than three consecutive Daily Simple SOFR Rate Days. Any change in the Daily Simple SOFR Rate due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower or any other Person.
“Daily Simple SOFR Rate Day”: as defined in the definition of “Daily Simple SOFR Rate”.
“Daily Simple SOFR Rate Loan”: any Loan the rate of interest applicable to which is based on the Daily Simple SOFR Rate.
“Daily Simple SOFR Rate Monthly Payment Date”: as defined in the definition of “Interest Payment Date”.
“Debtor Relief Laws”: the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default”: any of the events specified in Section 6, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Defaulted Loan”: any Purchased Loan with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least eight (8) days or more.

“Defaulting Lender”: subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations under this Agreement, or has made a public statement to the effect that it does not intend to comply with is funding obligations under this Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has otherwise failed to pay over to the Administrative Agent any other amount required to be paid by it under this Agreement within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Delinquent Loan”: any Purchased Loan (a) with respect to which the related Obligor or the Guarantor has failed to make any payment due and owing (whether at the stated maturity, by acceleration or otherwise) for a period of at least one (1) day but not greater than seven (7) days or (b) as to which an Insolvency Event has occurred with respect to the related Obligor.
“Designated Obligors”: the Guarantor and the Subsidiaries of the Guarantor set forth on Schedule IV to the Guaranty Agreement (and their successors) and any other Subsidiaries of the Guarantor designated by the Guarantor from time to time that satisfy the conditions set forth in the definition of “Eligible Obligor” in Annex X to the Pooling Agreement. Notwithstanding the immediately preceding sentence, with the prior written consent of the Required Lenders (which consent shall not be unreasonably withheld), the Guarantor may from time to time identify the Guarantor and certain Subsidiaries that shall not be classified as Designated Obligors.
“Designated Website”: as defined in Section 5.3(a).
“Dollar Equivalent”: on any date of determination (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Master Trust Approved Currency other than Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.2(e) using the Rate of Exchange with respect to such currency on such date in effect under the provisions of such Section.

“Dollars” and “$”: dollars in lawful currency of the United States.
“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature”: an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect.
“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate”: with respect to any Person, any trade or business (whether or not incorporated) that is a member of a group of which such Person is a member and which is treated as a single employer under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code or Section 302 of ERISA).
“ERISA Event”: (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, the filing of an application for a minimum funding waiver with respect to a Plan, or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by the Borrower or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA) or the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan; (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan which could result in the posting of a bond or other security; (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan; (i) a determination that any Plan is, or is expected to be, in “at risk” status, within the meaning of Section 430 of the Code; or (j) the receipt by the Borrower or any of its

ERISA Affiliates of a determination that a Multiemployer Plan is in endangered or critical status, within the meaning of Section 432 of the Code or Section 305 of ERISA.
“Erroneous Payment”: as defined in Section 8.20.
“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Euro” and “EUR”: the single lawful currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to a treaty establishing the European Union (as amended from time to time).
“Event of Default”: any of the events specified in Section 6, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
“Exchange Act”: the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Taxes”: any of the following Taxes imposed on, or required to be withheld or deducted from a payment to, a Recipient to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment under Section 2.17) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to the failure by the Recipient to comply with Section 2.13(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order”: Executive Order No. 13224 of September 23, 2001 – Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism.
“Facility”: the Revolving Credit Facility, the Term Loan I Facility or the Term Loan II Facility, as the context requires.
“Farm Credit Lender”: a lending institution organized and existing pursuant to the provisions of the Farm Credit Act of 1971 and under the regulation of the Farm Credit Administration.
“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable to and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“FCPA”: as defined in Section 3.16.
“Federal Funds Effective Rate”: for any day, the greater of (a) the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate and (b) the Floor, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letter”: that certain fee letter dated as of July 21, 2022 between the Borrower and the Administrative Agent, together with any other fee letters entered into between the Borrower and the Administrative Agent from time to time.
“Floor”: a rate of interest equal to 0.00%.
“Foreign Lender”: (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funding Office”: the office of the Administrative Agent specified in Section 8.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.
“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.
“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or European Central Bank).
“Group Members”: the collective reference to the Borrower, the Guarantor and the Designated Obligors.
“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.
“Guarantor”: Bunge Limited, a company incorporated under the laws of Bermuda, as guarantor pursuant to the Guaranty Agreement and each other Person that joins the Guaranty Agreement as a Guarantor after the date hereof.
“Guaranty Agreement”: the Guaranty to be executed and delivered by the Guarantor, substantially in the form of Exhibit A.

“Hedge Agreements”: all swaps, caps or collar agreements or similar arrangements dealing with interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.
“Hedge Termination Amounts”: as the context requires hereunder, all amounts (i) due and owing by the Borrower or (ii) received by the Borrower, in each case in connection with the termination of a Hedge Agreement entered into by the Borrower.
“Indebtedness”: as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property, except trade accounts payable arising in the ordinary course of business, (d) all obligations of such Person as lessee which are capitalized in accordance with GAAP other than any liability in respect of a lease which would, in accordance with GAAP in effect prior to December 15, 2018, have been treated as an operating lease, (e) all obligations of such Person created or arising under any conditional sales or other title retention agreement with respect to any property acquired by such Person (including without limitation, obligations under any such agreement which provides that the rights and remedies of the seller or lender thereunder in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person with respect to letters of credit and similar instruments, including without limitation obligations under reimbursement agreements, (g) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person and (h) all Guarantee Obligations of such Person (other than guarantees of obligations of direct or indirect Subsidiaries of such Person).
“Indemnified Liabilities”: as defined in Section 8.5.
“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee”: as defined in Section 8.5.
“Insolvency Event”: as defined in Annex X to the Pooling Agreement.
“Interest Payment Date”: (a) as to any Daily Simple SOFR Rate Loan or Base Rate Loan, the last Business Day of each calendar month (each such date, a “Daily Simple SOFR Rate Monthly Payment Date”) and the Maturity Date of such Loan, (b) as to any Term SOFR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Term SOFR Rate Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan, the date of any repayment or prepayment made in respect thereof, and (e) as to any Loan, the Maturity Date of the applicable Facility.
“Interest Period”: as to any Term SOFR Rate Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Term SOFR Rate Loan, and ending one, three or six Months thereafter, in each case if available to all of the Lenders, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto, and (ii) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such Term SOFR Rate Loan, and ending one, three or six Months thereafter, in each case if available to all of the Lenders as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 10:00 A.M. on the date that is three (3) U.S. Government Securities Business Days prior to the last day of the then current Interest Period with respect thereto;
provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)     if any Interest Period would otherwise end on a day that is not a U.S. Government Securities Business Day, such Interest Period shall be extended to the next succeeding U.S. Government Securities Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding U.S. Government Securities Business Day;
(ii)     the Borrower may not select, convert to or renew an Interest Period that would extend beyond the applicable Maturity Date;
(iii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv)     the Borrower shall select Interest Periods so as not to require a payment or prepayment of the principal of any Term SOFR Rate Loan during an Interest Period for such Term SOFR Rate Loan.
“Investor Certificateholder”: as defined in Annex X to the Pooling Agreement.
“IRS”: the United States Internal Revenue Service.
“Lender Affiliate”: (a) any Affiliate of any Lender, (b) any Person that is administered or managed by any Lender or any Affiliate of any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such Lender or investment advisor.
“Lenders”: as defined in the preamble hereto; provided, that (i) unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and (ii) for the sole purpose of determining voting rights under this Agreement and the other Loan Documents, each reference herein to the Lenders shall include the Voting Participants.
“Level I”, “Level II”, “Level III”, “Level IV” and “Level V”: the respective Level set forth below:

	Applicable S&P Rating	Applicable Moody’s Rating
Level I	A- or higher	A3 or higher
Level II	BBB+	Baa1
Level III	BBB	Baa2
Level IV	BBB-	Baa3
Level V	BB+ or lower	Ba1 or lower
provided that if on any day the Applicable Moody’s Rating and the Applicable S&P Rating do not coincide for any rating category and the Level differential is (x) one level, then the higher of the Applicable S&P Rating or the Applicable Moody’s Rating will be the applicable Level; (y) two levels, the Level at the midpoint will be the applicable Level; and (z) more than two levels, the higher of the intermediate Levels will be the applicable Level; provided further that if on any day, neither the Applicable Moody’s Rating nor the Applicable S&P Rating is available, the applicable Level shall be Level V. The initial Applicable Margin and Commitment Fee Rate shall be determined in accordance with Level III.
“Lien”: with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Revolving Advance or Term Advance.
“Loan Documents”: this Agreement, the Guaranty Agreement, the Notes, each Fee Letter and any other documents entered into in connection herewith.
“Loan Parties”: each Group Member that is a party to a Loan Document.
“Mandatory CP Wind-Down Event”: as defined in Annex X to the Pooling Agreement.
“Margin Stock”: margin stock within the meaning of Regulation T, Regulation U and Regulation X.
“Master Trust”: the Bunge Master Trust created by the Pooling Agreement.
“Master Trust Approved Currency”: Dollars, Euro, Sterling and Yen.
“Material Adverse Effect”: (a) a material adverse effect on the business, property, operations, condition (financial or otherwise) or prospects of the Borrower or of the Guarantor and its consolidated Subsidiaries taken as a whole, (b) a material impairment of the collectability of the Purchased Loans taken as a whole, or (c) a material impairment of the validity or enforceability of this Agreement or any of the other Loan Documents or of the Transaction Documents or the rights or remedies of the Administrative Agent or the Lenders against the Borrower or the Guarantor hereunder or under the other Loan Documents.
“Maturity Date”: (a) with respect to the Revolving Credit Facility, October 29, 2026, (b) with respect to the Term Loan I Facility, October 29, 2028 and (c) with respect to the Term Loan II Facility, August 5, 2027.
“Month”: a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that (a) (subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and (c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.
“Monthly Settlement Statement”: as defined in Annex X to the Pooling Agreement.
“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.
“Multiemployer Plan”: with respect to any Person, a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which such Person or any ERISA Affiliate of such Person (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Multiple Employer Plan”: a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Non-Consenting Lender”: any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all or all affected Lenders in accordance with the terms of Section 8.1 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender”: at any time, each Lender that is not a Defaulting Lender at such time.

“Notes”: the collective reference to any promissory note evidencing Loans.
“NYFRB”: the Federal Reserve Bank of New York.
“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided, that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the commencement by or against the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.
“Obligor”: as defined in Annex X to the Pooling Agreement.
“OFAC”: as defined in the definition of “Sanctions.”
“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Participant”: as defined in Section 8.6(b).
“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, addition to Tax or penalties applicable thereto.
“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Pari Passu Indebtedness”: the Dollar Equivalent of (i) Indebtedness for borrowed money, the proceeds of which are used to either increase the Series 2002-1 Invested Amount, refinance Indebtedness originally used for such purpose and/or pay expenses incurred in connection with this Agreement or any such other Indebtedness, and (ii) indebtedness incurred in connection with Hedge Agreements entered into in connection with the Loans hereunder and any Pari Passu Indebtedness described in clause (i) above, in each case which ranks not greater than pari passu (in priority of payment) with the Loans.
“Participant”: an Other Participant or a Voting Participant.
“Participant Register”: as defined in Section 8.6(b).

“PATRIOT Act”: the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
“Payment Period”: a period commencing on a date on which the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have become due and payable (whether at the stated maturity, by acceleration or otherwise) and ending on the date the Loans (with accrued interest thereon) and all such other amounts are paid in full by the Borrower or the Guarantor.
“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any Person succeeding to the functions thereof.
“Periodic Term SOFR Determination Date”: has the meaning specified in the definition of “Term SOFR Rate”.
“Permitted Indebtedness”: (a) Indebtedness of the Borrower pursuant to this Agreement and (b) Pari Passu Indebtedness.
“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Plan”: a Single Employer Plan or a Multiple Employer Plan.
“Pooling Agreement”: the Sixth Amended and Restated Pooling Agreement, dated as of August 31, 2020, among Bunge Funding, Bunge Management Services, Inc., as servicer and the Trustee named therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Potential Series 2002-1 Early Amortization Event”: an event which, with the giving of notice or the lapse of time or both, would constitute a Series 2002-1 Early Amortization Event.
“Prime Rate”: the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective without the necessity of notice provided to the Borrower or any other Person.
“Prior Credit Agreement”: as defined in the preamble.
“Purchased Loans”: as defined in Annex X to the Pooling Agreement.
“Rate of Exchange”: as of the relevant date, the rate of exchange set forth on the relevant page of the Reuters screen on or about 11:00 A.M., New York time, for the purchase of (as the context shall require) a Master Trust Approved Currency with any other Master Trust Approved Currency on such date.
“Recipient”: the Administrative Agent or any Lender, as applicable.
“Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Rate, 11:00 a.m. (New York City time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is Daily Simple SOFR Rate, 11:00 a.m. (New York City time) on the day that is five (5) U.S. Government Securities Business Days preceding the date of such setting and (3) if such Benchmark is not Term SOFR Rate or Daily Simple SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register”: as defined in Section 8.6(d).
“Regulation D”: Regulation D of the Board as in effect from time to time.
“Regulation T”: Regulation T of the Board as in effect from time to time.
“Regulation U”: Regulation U of the Board as in effect from time to time.
“Regulation X”: Regulation X of the Board as in effect from time to time.
“Related Parties”: with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body”: the Board or the NYFRB, or a committee officially endorsed or convened by the Board or the NYFRB, or any successor thereto.
“Required Lenders”: at any time, the holders (including Voting Participants in accordance with Section 8.6(b)) of more than 50% of the Aggregate Exposure Percentage.
“Requirement of Law”: as to any Person, the Certificate of Incorporation and By Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer”: as to any Person, any member of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or any Vice President of such Person or any other officer of such Person customarily performing functions similar to those performed by any of the above-designated officers.
“Restricted Person”: a Person that is (a) listed on, or owned 50% or more by or controlled by a Person listed on, any applicable Sanctions List; or (b) located in, a resident of, organized under the laws of, or owned or controlled by, or acting on behalf of, a Person located in or organized under the laws of a country or territory that is or whose government is the target of any applicable country-wide or territory-wide Sanctions. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The term “controlled” has the meaning correlative thereto.
“Revolving Advance”: a loan of funds by a Revolving Lender to the Borrower under the Revolving Credit Facility.
“Revolving Commitment”: as to any Lender, the obligation of such Lender to make Revolving Advances in an aggregate principal amount not to exceed that Lender’s Revolving Commitment Amount.
“Revolving Commitment Amount”: as to any Lender, the amount set forth under the heading “Revolving Commitment Amount” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof. As of the date hereof, the aggregate Revolving Commitment Amounts of all Revolving Lenders is $865,000,000.
“Revolving Commitment Period”: the period from and including the Closing Date to but excluding the earlier of (a) the Revolving Credit Facility Termination Date or (b) the date of termination of the Revolving Commitments in accordance with the terms hereof.
“Revolving Credit Facility”: the revolving credit facility established pursuant to Section 2.1(a).

“Revolving Credit Facility Termination Date”: October 29, 2026.
“Revolving Lender”: any Lender with a Revolving Commitment.
“S&P”: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.
“Sale Agreement”: the Second Amended and Restated Sale Agreement, dated as of September 6, 2002, among Bunge Funding, as Buyer, Bunge Finance Limited, a Bermuda company, as a Seller, and Bunge Finance North America, Inc., a Delaware corporation, as a Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Sanctions”: any applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by: (a) the United States government; (b) the United Nations; (c) the European Union; (d) the United Kingdom; (e) the relevant authorities of Switzerland; or (f) the respective governmental institutions and agencies of any of the foregoing, including without limitation, the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”), the United States Department of State, and Her Majesty’s Treasury (together, “Sanctions Authorities”).
“Sanctions Authorities”: as defined in the definition of “Sanctions.”
“Sanctions List”: any applicable list issued, maintained or made public by any of the Sanctions Authorities, including, but not limited to “the “Specially Designated Nationals and Blocked Persons” list issued by OFAC, the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury, or any similar applicable list issued or maintained or made public by any of the Sanctions Authorities.
“Series”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Accrued Interest”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Allocated Loan Amount”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Collection Subaccount”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Early Amortization Event”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Invested Amount”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Maximum Invested Amount”: as defined in Annex X to the Pooling Agreement.
“Series 2002-1 Supplement”: the Eighth Amended and Restated Series 2002-1 Supplement to the Pooling Agreement, dated as of January 27, 2021, among the Borrower, Bunge Funding, Bunge Management Services, Inc., as Servicer, and The Bank of New York Mellon, as Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Series 2002-1 VFC”: the interest in the Master Trust created and authorized pursuant to the Series 2002-1 Supplement and the Pooling Agreement that is designated as the “Series 2002-1 VFC Certificate” pursuant to the Series 2002-1 Supplement.
“Servicer”: Bunge Management Services, Inc., a Delaware corporation, and any “Successor Servicer” (as defined in Annex X to the Pooling Agreement).
“Servicing Agreement”: the Third Amended and Restated Servicing Agreement, dated as of December 23, 2003, among Bunge Funding, the Servicer, and The Bank of New York Mellon, as Trustee, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Single Employer Plan”: a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or for which the Borrower or any of its ERISA Affiliates has liability, whether direct or contingent, or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“SOFR”: a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Adjustment”: means, with respect to Term SOFR Rate or Daily Simple SOFR Rate, 0.10% per annum.
“SOFR Administrator”: the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website”: the website of the NYFRB, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent”: with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Sterling”: the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Taxes”: any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Advance”: a loan of funds by a Term Lender to the Borrower under the Term Loan I Facility or Term Loan II Facility.
“Term Lender”: any Lender with a Term Loan Commitment.
“Term Loan Commitment”: as to any Lender, the obligation of such Lender to make Term Advances in an aggregate principal amount not to exceed that Lender’s Term Loan I Commitment Amount or Term Loan II Commitment Amount, as applicable.
“Term Loan I Commitment Amount”: as to any Lender, the amount set forth under the heading “Term Loan I Commitment Amount” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof. As of the date hereof, the aggregate Term Loan I Commitment Amounts of all Term Lenders is $250,000,000.

“Term Loan I Commitment Period”: the period from and including the Closing Date to but excluding the earlier of (a) the Term Loan I Termination Date or (b) the date of termination of the Term Loan Commitments with respect to the Term Loan I Facility in accordance with the terms hereof.
“Term Loan I Facility”: the term loan facility established pursuant to Section 2.1(b).
“Term Loan I Lender”: any Lender with a Term Loan Commitment with respect to the Term Loan I Facility.
“Term Loan I Termination Date”: October 29, 2022.
“Term Loan II Commitment Amount”: as to any Lender, the amount set forth under the heading “Term Loan II Commitment Amount” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be increased or reduced from time to time pursuant to the terms hereof. As of the date hereof, the aggregate Term Loan II Commitment Amounts of all Term Lenders is $250,000,000.
“Term Loan II Commitment Period”: the period from and including the Closing Date to but excluding the earlier of (a) the Term Loan II Termination Date or (b) the date of termination of the Term Loan Commitments with respect to the Term Loan II Facility in accordance with the terms hereof.
“Term Loan II Facility”: the term loan facility established pursuant to Section 2.1(c).
“Term Loan II Lender”: any Lender with a Term Loan Commitment with respect to the Term Loan II Facility.
“Term Loan II Termination Date”: February 5, 2023.
“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate).
“Term SOFR Rate”: for any calculation with respect to a Term SOFR Rate Loan or a Base Rate Loan calculated by reference to clause (c) of the definition of ABR, the higher of (i) the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator and (ii) the Floor; provided, however, that if as of 3:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then the Term SOFR Rate will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day. If the Administrative Agent determines that such Term SOFR Reference Rate shall not be available in the manner described above for any reason, such Term SOFR Rate Loan shall be converted to a Daily Simple SOFR Rate Loan on the first day of such Interest Period, and the Administrative Agent will provide prompt notice thereof to the Borrower.
“Term SOFR Conversion Date”: as defined in Section 2.6(a).
“Term SOFR Rate Loan”: any Loan the rate of interest applicable to which is based on the Term SOFR Rate. A Term SOFR Rate Loan is a Loan subject to an Interest Period.
“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR.
“Total Revolving Advances”: at any time, the aggregate principal amount of the Revolving Advances of the Lenders outstanding at such time.

“Total Revolving Commitments”: at any time, the aggregate of all Lenders’ Revolving Commitment Amounts then in effect.
“Total Term Advances”: at any time, (a) with respect to the Term Loan I Facility, the aggregate principal amount of the Term Advances of the Lenders made under the Term Loan I Facility outstanding at such time and (b) with respect to the Term Loan II Facility, the aggregate principal amount of the Term Advances of the Lenders made under the Term Loan II Facility outstanding at such time.
“Total Term Loan Commitments”: at any time, (a) with respect to the Term Loan I Facility, the aggregate of all Lenders’ Term Loan I Commitment Amounts and (b) with respect to the Term Loan II Facility, the aggregate of all Lenders’ Term Loan II Commitment Amounts then in effect.
“Transaction Documents”: the collective reference to the Pooling Agreement, the Series 2002-1 Supplement, the Series 2002-1 VFC, the Sale Agreement and the Servicing Agreement.
“Transferee”: any Assignee or Participant.
“Trustee”: as defined in Annex X to the Pooling Agreement.
“Type”: as to any Loan, its nature as a Daily Simple SOFR Rate Loan, Term SOFR Rate Loan or Base Rate Loan.
“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States”: the United States of America.
“U.S. Borrower”: any Borrower that is a U.S. Person.
“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person”: any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate”: as defined in Section 2.13(f).
“Voting Participant”: as defined in Section 8.6(b).
“Voting Participant Notification”: as defined in Section 8.6(b).
“Voting Stock”: with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.
“Withholding Agent”: the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In

Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen”: the lawful currency of Japan.
1.2    Other Definitional Provisions.
(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) references to Requirements of Law, agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such Requirements of Law, agreements or Contractual Obligations as amended, restated, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein), and (vi) references to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and include rules, regulations, official rulings, guidelines, interpretations or directives thereunder or issued in connection therewith.
(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    The Borrower and the Administrative Agent shall use the Rate of Exchange in effect on any applicable date of determination for purposes of calculating the Dollar Equivalent of any amount denominated in a Master Trust Approved Currency other than Dollars.
(f)    Notwithstanding any other provision contained herein or in the other Loan Documents, all terms of an accounting or financial nature used herein and in the other Loan Documents shall be construed, and all computations of amounts and ratios referred to herein and in the other Loan Documents shall be made, and prepared:
(i)    in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 5.2 below (and all defined terms used in the definition of any accounting term used in Section 5.2 below) shall have the meaning given to such terms (and defined terms) under

GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the financial statements referred to in Section 3.15 below. In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 5.2 below, then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at the time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein; and
(ii)    without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, BFE, BAFC, the Guarantor or any of their Subsidiaries at “fair value”, as defined therein.
Notwithstanding any other provision contained herein, all obligations of the Guarantor, the Borrower and any of their respective Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP as in effect on December 14, 2018 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a capital lease) for purposes of the Loan Documents regardless of any change in GAAP following December 14, 2018 (or any change in the implementation in GAAP for future periods that are contemplated as of December 14, 2018) that would otherwise require such obligation to be recharacterized as a capital lease and the Guarantor, the Borrower and their respective Subsidiaries shall continue to provide financial reporting which differentiates between operating leases and capital leases in accordance with GAAP as in effect on December 14, 2018.
(g)    All references to times of day in this Agreement shall be references to Denver, Colorado time unless otherwise specifically provided.
(h)    For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.
1.3    SOFR Conforming Changes. In connection with the use, administration of, or conventions associated with, the Term SOFR Rate or Daily Simple SOFR Rate, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will reasonably promptly notify the Borrower of the effectiveness of any such Benchmark Replacement Conforming Changes.
SECTION 2.    AMOUNT AND TERMS OF COMMITMENTS
2.1    Commitments.
(a)    Revolving Commitments. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make Revolving Advances in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding that does not exceed the amount of such Revolving Lender’s then-applicable Revolving Commitment Amount. The Borrower shall not request, and no Revolving Lender shall be required to make, any Revolving Advances if, after making such Revolving

Advances, the Total Revolving Advances would exceed the Total Revolving Commitments then in effect. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Advances in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. Subject to Section 2.10 and Section 2.19, each Revolving Advance shall be either a Daily Simple SOFR Rate Loan or a Term SOFR Rate Loan, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2(a) and 2.6. The Borrower shall repay all outstanding Revolving Advances, together with all outstanding interest thereon and unpaid fees and other Obligations with respect to the Revolving Credit Facility, not later than the Maturity Date for the Revolving Credit Facility.
(b)    Term Loan I Facility Commitments. Subject to the terms and conditions hereof, each Term Loan I Lender severally agrees to make Term Advances under the Term Loan I Facility in Dollars to the Borrower from time to time during the Term Loan I Commitment Period in an aggregate principal amount equal to the amount of such Term Lender’s then-applicable Term Loan I Commitment Amount; provided that no Term Loan I Lender shall be required to make more than three (3) Term Advances in connection with the Term Loan I Facility. The Borrower shall not request, and no Term Loan I Lender shall be required to make, any Term Advances if, after making such Term Advances, the Total Term Advances under the Term Loan I Facility would exceed the Total Term Loan Commitments for Term Loan I Facility then in effect. The term loan facility under this Section 2.1(b) is not a revolving facility; once the sum of all Term Advances made by a Term Lender under the Term Loan I Facility is equal to the amount of such Term Lender’s Term Loan I Commitment Amount, such Term Lender shall have no further obligation to make any additional advances to the Borrower under the Term Loan I Facility, whether or not any amounts are repaid thereunder. The Term Loan I Lenders shall have no obligation to make Term Advances under the Term Loan I Facility after the last Business Day of the Term Loan I Commitment Period. Subject to Section 2.10 and Section 2.19, each Term Advance made under the Term Loan I Facility shall be a Daily Simple SOFR Rate Loan. The Borrower shall repay all outstanding Term Advances under the Term Loan I Facility, together with all outstanding interest thereon and unpaid fees and other Obligations with respect to the Term Loan I Facility, not later than the Maturity Date for the Term Loan I Facility. On the Closing Date, the Term Advances (as defined in the Prior Credit Agreement) outstanding on the Closing Date, if any, shall automatically constitute Term Advances outstanding under the Term Loan I Facility.
(c)    Term Loan II Facility Commitments. Subject to the terms and conditions hereof, each Term Loan II Lender severally agrees to make Term Advances under the Term Loan II Facility in Dollars to the Borrower from time to time during the Term Loan II Commitment Period in an aggregate principal amount equal to the amount of such Term Lender’s then-applicable Term Loan II Commitment Amount; provided that no Term Loan II Lender shall be required to make more than three (3) Term Advances in connection with the Term Loan II Facility. The Borrower shall not request, and no Term Loan II Lender shall be required to make, any Term Advances if, after making such Term Advances, the Total Term Advances under the Term Loan II Facility would exceed the Total Term Loan Commitments for the Term Loan II Facility then in effect. The term loan facility under this Section (c) is not a revolving facility; once the sum of all Term Advances made by a Term Lender under the Term Loan II Facility is equal to the amount of such Term Lender’s Term Loan II Commitment Amount, such Term Lender shall have no further obligation to make any additional advances to the Borrower under the Term Loan II Facility, whether or not any amounts are repaid thereunder. The Term Loan II Lenders shall have no obligation to make Term Advances under the Term Loan II Facility after the last Business Day of the Term Loan II Commitment Period. Subject to Section 2.10 and Section 2.19, each Term Advance made under the Term Loan II Facility shall be a Daily Simple SOFR Rate Loan. The Borrower shall repay all outstanding Term Advances under the Term Loan II Facility, together with all outstanding interest thereon and unpaid fees and other Obligations with respect to the Term Loan II Facility, not later than the Maturity Date for the Term Loan II Facility.

2.2    Procedure for Loan Borrowing.
(a)    Revolving Advances. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day (but not more than once on any single Business Day with respect to Daily Simple SOFR Rate Loans, unless otherwise approved by the Administrative Agent in its sole discretion), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (i) prior to 9:00 A.M. on the requested Borrowing Date, in the case of Daily Simple SOFR Rate Loans with respect to a Borrowing in an aggregate amount equal to or greater than $200,000,000, (ii) prior to 10:30 A.M. on the requested Borrowing Date, in the case of Daily Simple SOFR Rate Loans with respect to a Borrowing in an aggregate amount less than $200,000,000, or (iii) prior to 10:00 A.M. three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term SOFR Rate Loans, specifying (A) the amount and Type of Loans to be borrowed, (B) the requested Borrowing Date and (C) in the case of Term SOFR Rate Loans, the length of the initial Interest Period therefor. Each Borrowing under the Revolving Credit Facility shall be in an amount equal to (y) in the case of Daily Simple SOFR Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount), and (z) in the case of Term SOFR Rate Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 1:00 P.M. (the “Borrowing Time”), on the Borrowing Date requested by the Borrower, in each case in immediately available Dollar funds, to the Administrative Agent. Such Borrowing will then be made available at 2:00 P.M. on the Borrowing Date to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent. Should any such borrowing notice from the Borrower indicate an account on the books of another bank or financial institution, the Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.
(b)    Term Loan Advances.
(i)    Term Loan I Facility. The Borrower may borrow under the Term Loan I Commitments during the Term Loan I Commitment Period on any Business Day (but not more than once on any single Business Day with respect to Daily Simple SOFR Rate Loans, unless otherwise approved by the Administrative Agent in its sole discretion, and not more than three times during the Term Loan I Commitment Period), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M. three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date), specifying (i) the amount of Loans to be borrowed and (ii) the requested Borrowing Date. Each Borrowing under the Term Loan I Facility shall be a Daily Simple SOFR Rate Loan and shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and the final Term Advance under the Term Loan I Facility shall be in the amount of the Available Term Loan I Commitments prior to giving effect to such Term Advance. Subject to the other terms and conditions of this Agreement, if not sooner borrowed, prior to the last Business Day of the Term Loan I Commitment Period the Borrower shall borrow the amount of the Available Term Loan I Commitments prior to giving effect to such Term Advance. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Term Loan I Lender thereof. Each Term Loan I Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to the Borrowing Time, on the Borrowing Date requested by the Borrower, in each case in immediately available Dollar funds, to the Administrative Agent. Such Borrowing will then be made available at 2:00 P.M. on the Borrowing Date to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Loan I Lenders and in like funds as received by the Administrative Agent. Should any such borrowing notice from the Borrower indicate an account on the books of another bank or financial institution, the Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.
(ii)    Term Loan II Facility. The Borrower may borrow under the Term Loan II Commitments during the Term Loan II Commitment Period on any Business Day (but not more than once on any single Business Day with respect to Daily Simple SOFR Rate Loans, unless otherwise approved by the Administrative Agent in its sole discretion, and not more than three times during the Term Loan I Commitment Period), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M. three (3) U.S. Government Securities Business Days prior to the requested Borrowing Date), specifying (i) the amount of Loans to be borrowed and (ii) the requested Borrowing Date. Each Borrowing under the Term Loan II Facility shall be a Daily Simple SOFR Rate Loan and shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and the final Term Advance under the Term Loan II Facility shall be in the amount of the Available Term Loan II Commitments prior to giving effect to such Term Advance. Subject to the other terms and conditions of this Agreement, if not sooner borrowed, prior to the last Business Day of the Term Loan II Commitment Period the Borrower shall borrow the amount of the Available Term Loan II Commitments prior to giving effect to such Term Advance. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Term Loan II Lender thereof. Each Term Loan II Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to the Borrowing Time, on the Borrowing Date requested by the Borrower, in each case in immediately available Dollar funds, to the Administrative Agent. Such Borrowing will then be made available at 2:00 P.M. on the Borrowing Date to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Term Loan II Lenders and in like funds as received by the Administrative Agent. Should any such borrowing notice from the Borrower indicate an account on the books of another bank or financial institution, the Administrative Agent shall transfer the amounts described in such borrowing notice to such account within a reasonable period of time.
2.3    Commitment Fees, etc.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a revolving commitment fee in Dollars for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at a rate per annum equal to, for each day during such period, the Commitment Fee Rate on such day multiplied by the amount of the Available Revolving Commitment of such Revolving Lender on such day, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Facility Termination Date, commencing on the first of such dates to occur after the date hereof.
(b)    The Borrower agrees to pay to the Administrative Agent for the account of each Term Lender (other than a Defaulting Lender) a term loan commitment fee in Dollars (i) with respect to the Term Loan I Facility, for the period from and including the date of the Prior Credit Agreement to the last day of the Term Loan I Commitment Period, computed at a rate per annum equal to, for each day during such period, the Commitment Fee Rate on such day multiplied by the amount of the Available Term Loan I Commitment of such Term Lender on such day and (ii) with respect to the Term Loan II Facility, for the period from and including the date hereof to the last day of the Term Loan II Commitment Period, computed at a rate per annum equal to, for each day during such period, the Commitment Fee Rate on such day multiplied by the amount of the Available Term Loan II Commitment of such Term Lender on such day; in each case, payable quarterly in arrears on the last day of each March, June, September and December and on the Term Loan I Termination Date or Term Loan II Termination Date, as applicable, commencing on the first of such dates to occur after the date hereof.
(c)    The Borrower agrees to pay to the Administrative Agent all fees in the amounts and on the dates previously or contemporaneously herewith agreed to in writing by the Borrower and the Administrative Agent, including, without limitation, pursuant to each Fee Letter.
2.4    Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments (ratably among the Revolving Lenders in proportion to their respective Revolving Commitments); provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Advances would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to at least $10,000,000 or any larger whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. Any notice to reduce the Revolving Commitments under this Section 2.4 shall be irrevocable. No reductions of the Term Loan I Commitment Amounts shall be permitted during the Term Loan I Commitment Period, and no reductions of the Term Loan II Commitment Amounts shall be permitted during the Term Loan II Commitment Period.
2.5    Prepayments
.
(a)    The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than (i) 10:00 A.M. on the date of such prepayment, in the case of Daily Simple SOFR Rate Loans, and (ii) 10:00 A.M. three (3) U.S. Government Securities Business Days prior thereto, in the case of Term SOFR Rate Loans, which notice shall specify the date and amount of prepayment, the Facility to be prepaid and whether the prepayment is of Daily Simple SOFR Rate Loans or Term SOFR Rate Loans; provided, that if a Term SOFR Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof.
(b)    If, on any day, the sum of the aggregate outstanding principal amount of the Loans hereunder and Pari Passu Indebtedness (after converting all such amounts into the then Dollar Equivalent thereof) exceeds the then current Series 2002-1 Invested Amount outstanding under the Series 2002-1 VFC (after giving effect to any increases or decreases therein on such day), the Borrower shall prepay Loans and/or Pari Passu Indebtedness in an amount sufficient to comply with Section 5.2(a). Any such prepayment of Loans pursuant to this Section 2.5(b) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Borrower shall also pay any amounts owing pursuant to Section 2.14.
(c)    If, on any date, the Total Revolving Advances outstanding on such date exceed the Total Revolving Commitments in effect on such date, the Borrower immediately shall prepay the outstanding Revolving Advances in the amount of such excess. If, on any date, the Total Term Advances outstanding under the Term Loan I Facility on such date exceed the Total Term Loan Commitments for Term Loan I Facility in effect on such date, the Borrower immediately shall prepay the outstanding Term Advances under the Term Loan I Facility in the amount of such excess. If, on any date, the Total Term Advances outstanding under the Term Loan II Facility on such date exceed the Total Term Loan Commitments for the Term Loan II Facility in effect on such date, the Borrower immediately shall prepay the outstanding Term Advances under the Term Loan II Facility in the amount of such excess. Any such prepayment pursuant to this

Section 2.5(c) shall be made together with accrued interest to the date of such prepayment on the amount prepaid and the Borrower shall also pay any amounts owing pursuant to Section 2.14.
(d)    Except as provided in Section 6, if the Borrower prepays any Loans under this Section 2.5 but fails to specify the applicable Facility and/or Loans that the Borrower intends to prepay, then such prepayment shall be applied, first, to Revolving Advances, second, ratably to Term Advances (and after application among such Loans, to principal installments thereunder in inverse order of scheduled maturities) and, third, to other Obligations in such order as the Administrative Agent may determine in its sole discretion, and all such prepayments made under the applicable Facility shall first be applied to Base Rate Loans, second, to Daily Simple SOFR Rate Loans, then to Term SOFR Rate Loans on a pro rata basis (and, among such Term SOFR Rate Loans, first to those with the earliest expiring Interest Periods).
2.6    Conversion and Continuation Options.
(a)    With regard to the Revolving Facility, the Borrower may elect from time to time to convert Daily Simple SOFR Rate Loans to Term SOFR Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M. on the third (3rd) U.S. Government Securities Business Day preceding the proposed conversion date (such conversion date, the “Daily Simple SOFR Rate Conversion Date”) (which notice shall specify the length of the initial Interest Period therefor), provided that no Daily Simple SOFR Rate Loan may be converted into a Term SOFR Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. The Borrower may elect from time to time to convert Term SOFR Rate Loans to Daily Simple SOFR Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 10:00 A.M. on the third (3rd) U.S. Government Securities Business Day preceding the proposed conversion date (such conversion date, the “Term SOFR Rate Conversion Date”); provided that any such conversion of Term SOFR Rate Loans may only be made on the last day of an Interest Period with respect thereto, and provided further that no Term SOFR Rate Loan may be converted into a Daily Simple SOFR Rate Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
(b)    With regard to the Revolving Loan Facility, any Term SOFR Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1 of the length of the next Interest Period to be applicable to such Loans, provided that no Term SOFR Rate Loan or Daily Simple SOFR Rate Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, any such Term SOFR Rate Loans or Daily Simple SOFR Rate Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period (with respect to any such Term SOFR Rate Loan) or on the date of determination as described in the preceding proviso (with respect to any such Daily Simple SOFR Rate Loan). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.
2.7    Limitations on Term SOFR Rate Borrowings. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Term SOFR Rate Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) the aggregate principal amount of the Term SOFR Rate Loans comprising each Borrowing of Term SOFR Rate Loans shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (b) no more than ten (10) Borrowings of Term SOFR Rate Loans shall be outstanding at any one time.

2.8    Interest Rates and Payment Dates.
(a)    Each Daily Simple SOFR Rate Loan under each Facility shall bear interest for each day with respect thereto at a rate per annum equal to (i) the Adjusted Daily Simple SOFR Rate as determined for such day plus (ii) the Applicable Margin for such Facility.
(b)    Each Term SOFR Rate Loan under the Revolving Facility shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to (i) Adjusted Term SOFR Rate as determined for such day plus (ii) the Applicable Margin for such Facility.
(c)    Immediately after written demand by the Administrative Agent (or by the Required Lenders to the Administrative Agent) after the occurrence and during the continuance of any Event of Default, any Daily Simple SOFR Rate Loans and Term SOFR Rate Loans will convert to Base Rate Loans. During the continuance of an Event of Default, all outstanding Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2%. If all or a portion of any interest payable on any Loan or other amount payable hereunder (other than any amount to which the preceding sentence is applicable) shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Daily Simple SOFR Rate Loans plus 2% from the date of such non-payment until such amount is paid in full (as well after as before judgment).
(d)    Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.
2.9    Computation of Interest and Fees.
(a)    Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Term SOFR Rate.
(b)    Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Sections 2.8(a) and 2.8(b).
2.10    Inability to Determine Interest Rate. Subject to Section 2.19, if on or prior to the first day of any Interest Period (with respect to a Term SOFR Rate Borrowing), the Borrowing Date or, in the case of any Benchmark that is not subject to an Interest Period, on any Business Day:
(a)    the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that, by reason of circumstances affecting the relevant market (other than a Benchmark Transition Event), adequate and reasonable means do not exist for ascertaining the Daily Simple SOFR Rate, the Term SOFR Rate or any then-applicable Benchmark; or
(b)    the Administrative Agent shall have received notice from the Required Lenders that the Daily Simple SOFR Rate, the Term SOFR Rate or any then-applicable Benchmark will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans, the Administrative Agent shall give facsimile or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given, (1) any Daily Simple SOFR

Rate Loans requested to be made on such Borrowing Date shall be made as Base Rate Loans, (2) any Term SOFR Rate Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (3) any Loans that were to have been converted on the first day of such Interest Period to Term SOFR Rate Loans shall be converted to Base Rate Loans, (4) any outstanding Daily Simple SOFR Rate Loans shall immediately be converted to Base Rate Loans, and the Borrower shall also pay accrued interest on the amount so converted, and (5) any outstanding Term SOFR Rate Loans shall be converted on the last day of the then-current Interest Period or earlier as determined by the Administrative Agent in its discretion, to Base Rate Loans, and the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.14. Until such notice has been withdrawn by the Administrative Agent, no further Daily Simple SOFR Rate Loans or Term SOFR Rate Loans, as applicable, shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Daily Simple SOFR Rate Loans or Term SOFR Rate Loans, as applicable.
2.11    Pro Rata Treatment and Payments.
(a)    Pro Rata Treatment.
(i)    Each Borrowing under the Revolving Credit Facility by the Borrower from the Revolving Lenders hereunder shall be made pro rata according to the respective Revolving Commitments of the Revolving Lenders. Any reduction of the Revolving Commitments of the Revolving Lenders shall be made pro rata according to the respective Revolving Commitments of the Revolving Lenders. Each payment by the Borrower on account of any revolving commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Revolving Commitments of the Revolving Lenders for such period; provided, that the Borrower shall not be obligated to pay any revolving commitment fee owed to a Revolving Lender with respect to any period during which such Revolving Lender became a Defaulting Lender and such Defaulting Lender’s Available Revolving Commitment shall not be included in the calculation of the revolving commitment fees owed to the Revolving Lenders that are not Defaulting Lenders during such period.
(ii)    Each Borrowing under the Term Loan I Facility by the Borrower from the Term Lenders hereunder shall be made pro rata according to the respective Term Loan I Commitments of the Term Lenders. Each payment by the Borrower on account of any term loan commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Term Loan I Commitments of the Term Lenders for such period; provided, that the Borrower shall not be obligated to pay any term loan commitment fee owed to a Term Lender with respect to any period during which such Term Lender became a Defaulting Lender and such Defaulting Lender’s Available Term Loan I Commitment shall not be included in the calculation of the term loan commitment fees owed to the Term Lenders that are not Defaulting Lenders during such period.
(iii)    Each Borrowing under the Term Loan II Facility by the Borrower from the Term Lenders hereunder shall be made pro rata according to the respective Term Loan II Commitments of the Term Lenders. Each payment by the Borrower on account of any term loan commitment fee with respect to any period shall be made pro rata according to the respective average daily Available Term Loan II Commitments of the Term Lenders for such period; provided, that the Borrower shall not be obligated to pay any term loan commitment fee owed to a Term Lender with respect to any period during which such Term Lender became a Defaulting Lender and such Defaulting Lender’s Available Term Loan II Commitment shall not be included in the calculation of the term loan commitment fees owed to the Term Lenders that are not Defaulting Lenders during such period.
(b)    Payments.

(i)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Advances shall be made pro rata according to the respective outstanding principal amounts of the Revolving Advances then held by the Revolving Lenders.
(ii)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Advances under the Term Loan I Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Advances under the Term Loan I Facility then held by the Term Loan I Lenders.
(iii)    Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Advances under the Term Loan II Facility shall be made pro rata according to the respective outstanding principal amounts of the Term Advances under the Term Loan II Facility then held by the Term Loan II Lenders.
(c)    All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Funding Office, in immediately available funds. Payments and prepayments of all amounts hereunder shall be made in Dollars. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Term SOFR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, except that payments shall be due on the Business Day preceding the Maturity Date if the Maturity Date is not a Business Day. If any payment on a Term SOFR Rate Loan becomes due and payable on a day other than a U.S. Government Securities Business Day, the maturity thereof shall be extended to the next succeeding U.S. Government Securities Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding U.S. Government Securities Business Day, except that payments shall be due on the U.S. Government Securities Business Day preceding the Maturity Date if the Maturity Date is not a U.S. Government Securities Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.
(d)    Unless the Administrative Agent shall have been notified in writing by any Lender prior to the Borrowing Time on a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing on such date available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, but shall not be so required to, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on such Borrowing Date, and if the Administrative Agent makes such corresponding amount available to the Borrower, then such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If the Administrative Agent makes such Lender’s share of such borrowing available to the Borrower, and if such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Daily Simple SOFR Rate Loans, on demand, from the Borrower. The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of its obligation hereunder to make a Loan on such Borrowing Date pursuant to the provisions contained herein, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any

Borrowing Date, and nothing in this Section 2.11(d) or elsewhere in this Agreement or any other Loan Document shall be deemed to require the Administrative Agent (or any other Lender) to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(e)    Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the relevant Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three (3) Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each relevant Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.
2.12    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law:
(i)    shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) with respect to this Agreement or on any Loan made by it;
(ii)    shall impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender; or
(iii)    shall impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient, by an amount that such Lender or such other Recipient deems to be material, of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or other Recipient, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender shall have determined that any Change in Law regarding capital or liquidity adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such Change in Law (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount determined by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six Months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-Month period shall be extended to include the period of such retroactive effect.
(c)    Certificates for Reimbursement. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(d)    Certain Changes in Requirements of Law. Notwithstanding anything herein to the contrary (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.
2.13    Taxes.
(a)    Payments Free of Taxes. All payments made by or on behalf of the Borrower under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable Withholding Agent, (x) the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and (y) if such Tax is an Indemnified Tax, then the sum payable by the Borrower to a Recipient shall be increased to the extent necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by Borrower. In addition, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Evidence of Payments. Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof, a copy of the tax return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.6(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax, as applicable, pursuant to the

“interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN, as applicable, or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this paragraph (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.14    Indemnity. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense attributable to or incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan that is subject to an Interest Period on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan subject to an Interest Period on the date or in the amount notified by the Borrower; or
(c)    any assignment of a Loan subject to an Interest Period on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 2.17;
including any loss of anticipated profits and any loss, cost or expenses arising from the liquidation or reemployment of funds or from any fees payable; provided, however, that the Borrower shall not be obligated to indemnify a Defaulting Lender for any such loss or expense (incurred while such Lender was a Defaulting Lender) related to the prepayment or assignment of any Term SOFR Rate Loans owed to such Defaulting Lender. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

2.15    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).
2.16    Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Loans (other than Base Rate Loans) or to determine or charge interest rates based upon any Benchmark, or if it becomes unlawful and/or contrary to Sanctions, or declared to be contrary to Sanctions or sanctionable by any Sanctions Authority for any Lender to make or maintain any Daily Simple SOFR Rate Loan or Term SOFR Rate Loan, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), any obligation of the Lenders to make such Loans, and any right of the Borrower to continue such Loans or to convert Base Rate Loans to such Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Loans to Base Rate Loans,
(a)    if such Loans are not subject to an Interest Period, immediately, or
(b)    if such Loans are subject to an Interest Period, on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such Loans to such day, and in each case until the Administrative Agent is advised in writing by each affected Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon such Benchmark. Upon any such prepayment or conversion, the Borrower shall also pay accrued and unpaid interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.14. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which such Lender has knowledge which would entitle it to repayment pursuant to this Section 2.16 and will use its reasonable efforts to mitigate the effect of any event if, in the sole and absolute opinion of such Lender, such efforts will avoid the need for such prepayment and will not be otherwise disadvantageous to such Lender.
2.17    Replacement of Lenders.
(a)    The Borrower shall be permitted to replace any Lender that requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a) with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.14 if any Term SOFR Rate Loans owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (viii) the Borrower shall remain liable to such replaced Lender for all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be.

(b)    The Borrower shall be permitted to replace any Defaulting Lender with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the replacement financial institution shall purchase, at par, in immediately available funds, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 8.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.18    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 8.1(b).
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 6 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 8.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Commitment Fees. No Defaulting Lender shall be entitled to receive any commitment fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(b)    Defaulting Lender Cure. If the Borrower and the Administrative agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto,

whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
2.19    Alternative Rate of Interest.
(a)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 3:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the affected Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(b)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to subsection (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.19, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.19.
(d)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) as selected by the Administrative Agent in its reasonable discretion or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Borrowing of, conversion to or continuation of Daily Simple SOFR Rate Loans or Term SOFR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, then until such time as a Benchmark Replacement is implemented pursuant to this Section 2.19, on the date of the receipt of such notice with respect to any such Daily Simple SOFR Rate Loan and, on the last day of the Interest Period applicable to any such Term SOFR Rate Loan, such Loan shall be converted by the Administrative Agent to, and shall constitute, a Base Rate Loan.
SECTION 3.    REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:
3.1    No Change. Since December 31, 2021, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.
3.2    Existence; Compliance with Law. The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or operation of property or the conduct of its business requires such qualification, except where the failure to be so duly qualified could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.3    Power; Authorization; Enforceable Obligations. The Borrower has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to obtain Loans hereunder. The Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and to authorize the Loans on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents to which the Borrower is a party, except consents, authorizations, filings and notices described in Schedule 3.3, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect. Each Loan Document to which the Borrower is a party has been duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document to which the Borrower is a party, upon execution will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
3.4    No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents to which the Borrower is a party, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower and will not result in, or require, the creation or imposition of any Lien (other than any Borrower Permitted Lien) on any of the Borrower’s properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation. No Requirement of Law or Contractual Obligation applicable to the Borrower could reasonably be expected to have a Material Adverse Effect.

3.5    Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or against any of its properties or revenues (a) with respect to any of the Loan Documents to which the Borrower is a party or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.
3.6    No Default. The Borrower is not in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
3.7    Ownership of Property; Liens. The Borrower has good title to all its property, and none of such property is subject to any Lien other than Borrower Permitted Liens.
3.8    Taxes. The Borrower has filed or caused to be filed all federal, state and other material Tax returns that are required to be filed and has paid all Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any Taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No Tax Lien (other than any Borrower Permitted Lien) has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such Tax, fee or other charge.
3.9    Federal Regulations. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Loan hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
3.10    Investment Company Act; Other Regulations. The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Requirement of Law (other than Regulation X) that limits its ability to incur Indebtedness.
3.11    No Subsidiaries. The Borrower has no direct or indirect Subsidiaries.
3.12    Use of Proceeds. The proceeds of all Loans made hereunder shall be used solely to (a) restate or refinance the outstanding loans and other obligations under the Prior Credit Agreement, (b) make advances under the Series 2002-1 VFC, (c) repay Permitted Indebtedness outstanding from time to time, (d) pay fees, costs and expenses incurred in connection with this Agreement and any Pari Passu Indebtedness, and (e) provide working capital from time to time for the Borrower, the Guarantor and its Subsidiaries, and for other general corporate purposes, including without limitation to support the Guarantor’s and its Subsidiaries’ (including the Borrower’s) agricultural export businesses.
3.13    Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.
3.14    Limited Purpose. The Borrower is a single purpose entity that was formed for the sole purpose of (a) holding the Series 2002-1 VFC, (b) borrowing under the Commitments hereunder, (c) incurring Pari Passu Indebtedness and (d) entering into Hedge Agreements in connection with the Commitments hereunder and such Pari Passu Indebtedness. Other than cash derived from Hedge Agreements and distributions of Series 2002-1 Accrued Interest and Series 2002-1 Invested Amount to the Borrower under the Series 2002-1 VFC, which cash shall be used by the Borrower solely to make interest, principal and premium (if any) payments under this Agreement and under any Pari Passu Indebtedness and to pay for its reasonable operating expenses (and, in the case of cash derived from Hedge Agreements, to make advances under the Series 2002-1 VFC), the Series 2002-1 VFC is the sole asset of the Borrower.
3.15    Financial Condition. The balance sheet of the Borrower as at December 31, 2021 and the related statements of income for the fiscal year ended on such date, reported on by the Borrower’s independent public accountants, copies of which have heretofore been furnished to the Administrative Agent, are complete and correct, in all material respects, and present fairly the financial condition of the Borrower as at such date, and the results of operations for the fiscal year then ended. Such financial statements, including any related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the external auditors and as disclosed therein, if any).
3.16    Sanctions.
(a)    The Borrower is, to the extent applicable, in compliance with Sanctions and with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) and any other applicable anti-corruption law, in all material respects.
(b)    The Borrower is not, and no director or senior officer of the Borrower is, any of the following:
(i)    a Restricted Person;
(ii)    a Person owned 50% or more or controlled by, or acting on behalf of, any Restricted Person; or
(iii)    a Person that commits, threatens or conspires to commit or support “terrorism” as defined in the Executive Order.
3.17    Financial Institutions. The Borrower is not an Affected Financial Institution and is not the subject of a Bail-In Action.
3.18    Beneficial Ownership. The information provided in each Beneficial Ownership Certification most recently delivered to each Lender is true and correct in all respects.
SECTION 4.    CONDITIONS PRECEDENT
4.1    Conditions to Effectiveness. The obligation of each Lender to make any Loans hereunder is subject to the satisfaction of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance satisfactory to the Administrative Agent and each Lender):
(a)    Credit Agreement; Notes; Guaranty Agreement. The Administrative Agent shall have received (i) this Agreement executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1; (ii) such Notes, executed and delivered by the Borrower, as may be requested by any Lender; and (iii) the Guaranty Agreement, executed and delivered by the Guarantor.
(b)    Series 2002-1 VFC. The conditions set forth in Section 8.01 of the Series 2002-1 Supplement shall have been satisfied, and the Series 2002-1 VFC shall have been issued and delivered to the Borrower pursuant to the Series 2002-1 Supplement. In addition, the Administrative Agent shall have received a Responsible Officer’s certificate, dated the Closing Date, certifying as to the foregoing matters and attaching true and correct copies of the documents delivered pursuant to Section 8.01 of the Series 2002-1 Supplement (including without limitation the Series 2002-1 Supplement, the Pooling Agreement and the Servicing Agreement).

(c)    Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date.
(d)    Closing Certificates; Good Standing Certificates. The Administrative Agent shall have received (i) a Responsible Officer’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-1, and a secretary’s certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit B-2, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation of the Borrower, certified by the relevant authority of the jurisdiction of organization of the Borrower, and the bylaws of the Borrower, (B) Board of Directors resolutions in respect of the Loan Documents to which the Borrower is a party, and (C) incumbency certificates with respect to the Borrower, (ii) a Responsible Officer’s certificate of the Guarantor, dated the Closing Date, substantially in the form of Exhibit B-3, and a certificate of the secretary or assistant secretary of the Guarantor, dated the Closing Date, substantially in the form of Exhibit B-4, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, including (A) the certificate of incorporation and memorandum of association of the Guarantor and the bye-laws of the Guarantor, (B) Board of Directors resolutions in respect of the Loan Documents to which the Guarantor is a party, and (C) incumbency certificates with respect to the Guarantor, and (iii) a good standing certificate (or similar certificate) for each of the Borrower and the Guarantor from their respective jurisdictions of organization.
(e)    Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each dated as of the Closing Date:
(i)    the legal opinion of Reed Smith LLP, New York counsel to the Borrower and New York counsel to the Guarantor, substantially in the form of Exhibit C-1; and
(ii)    the legal opinion of Conyers Dill & Pearman Limited, special Bermuda counsel to the Guarantor, substantially in the form of Exhibit C-2.
Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.
(f)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects as of the date hereof (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such date); provided that, any representation or warranty already qualified by materiality shall be true and correct in all respects as of such date.
(g)    Compliance with Laws. The Administrative Agent shall have received evidence reasonably satisfactory to it that the business conducted and proposed to be conducted by the Borrower and the Guarantor is in compliance with all applicable laws and regulations and that all registrations, filings and licenses and/or consents required to be obtained by the Borrower or the Guarantor, as the case may be, in connection therewith have been made or obtained and are in full force and effect, except to the extent that the failure to comply with the foregoing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
(h)    No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event. No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing.
(i)    Guarantor Financials. The Administrative Agent shall have received (i) audited consolidated financial statements of the Guarantor for its fiscal year ended December 31, 2021, and (ii) unaudited consolidated financial statements for its fiscal quarter ended June 30, 2022.

(j)    Guarantor, Master Trust and Borrower Rating. The Administrative Agent shall have received evidence reasonably satisfactory to it that the Guarantor’s long-term unsecured debt rating or senior implied rating, as applicable, is at least “BBB-” by S&P and either the Master Trust’s or the Borrower’s long-term unsecured debt rating is at least “Baa3” by Moody’s.
(k)    Beneficial Ownership. At least five Business Days prior to the Closing Date (or such later date as may be agreed to by the Administrative Agent but in no event later than the Closing Date), the Administrative Agent shall have received the Beneficial Ownership Certification, all W-9s and other documentation and information requested by (or on behalf of) any Lender in order to comply with requirements of applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation (provided, that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (k) shall be deemed to be satisfied).
(l)    No Default. No Default or Event of Default shall have occurred and be continuing under this Agreement or the Prior Credit Agreement on the Closing Date or after giving effect to the Loans requested to be made on the Closing Date.
4.2    Conditions to Each Loan. The agreement of each Lender to make any Loan requested to be made by it on any date (including the Closing Date) is subject to the satisfaction of the following conditions precedent:
(a)    Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless any representations and warranties expressly relate to an earlier date, in which case they shall have been true and correct in all material respects as of such earlier date); provided that, any representation or warranty already qualified by materiality shall be true and correct in all respects as of such date.
(b)    No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.
(c)    No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event. No Series 2002-1 Early Amortization Event or Potential Series 2002-1 Early Amortization Event shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.
Each Borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Loan that the conditions contained in this Section 4.2 have been satisfied.
SECTION 5.    COVENANTS
While this Agreement is in effect (i.e., until all Obligations have been paid in full and the Lenders no longer have any Commitments hereunder), the Borrower agrees that:
5.1    Affirmative Covenants. The Borrower shall:
(a)    Provide the Administrative Agent all information that the Administrative Agent may reasonably request in writing concerning the business of the Borrower within a reasonable period of time considering the nature of the request; provided that with respect to any information relating to an annual audited report, the same may be delivered within one hundred and twenty (120) calendar days after the end of the Borrower’s fiscal year.
(b)    Furnish or cause to be furnished to the Administrative Agent prompt written notice of the filing or commencement of any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority against or affecting the Borrower that could reasonably be expected to result in a Material Adverse Effect.

(c)    Furnish or cause to be furnished to the Administrative Agent in sufficient number for each Lender, copies of all (i) Daily Reports prepared by the Servicer pursuant to Section 5.1(o), (ii) notices of Series 2002-1 Early Amortization Events and (iii) Monthly Settlement Statements; provided that the documents set forth in clauses (i) and (iii) above shall be provided only upon the request of the Administrative Agent or the Required Lenders.
(d)    Take all actions necessary to ensure that all Taxes and other governmental claims in respect of the Borrower’s operations and assets are promptly paid when due, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP with respect thereto have been provided on the books of the Borrower.
(e)    Comply with all Requirements of Law except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on its ability to perform its obligations under the Loan Documents; and, without limiting the foregoing, comply in all material respects with Sanctions.
(f)    Advise the Administrative Agent of the occurrence of each Default or Event of Default as promptly as practicable after the Borrower becomes aware of any such Default or Event of Default.
(g)    Furnish to the Administrative Agent in sufficient number for each Lender as soon as available, but in any event within one hundred and twenty (120) days after the end of each fiscal year of the Borrower, audited financial statements consisting of the balance sheet of the Borrower as of the end of such year and the related statements of income and retained earnings and statements of cash flow for such year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, certified by independent certified public accountants satisfactory to the Administrative Agent to the effect that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower in accordance with GAAP consistently applied.
(h)    Furnish to the Administrative Agent as soon as available but in any event within sixty (60) days after the end of each of the first three quarters for each fiscal year of the Borrower, unaudited financial statements consisting of a balance sheet of the Borrower as at the end of such quarter and a statement of income and retained earnings and of cash flow for such quarter, setting forth (in the case of financial statements furnished for calendar quarters subsequent to the first full calendar year of the Borrower) in comparative form the corresponding figures for the corresponding quarter of the preceding fiscal year.
(i)    Furnish, or cause to be furnished, to the Administrative Agent together with the financial statements required pursuant to clause (g) and clause (h) a certificate of a Responsible Officer of the Borrower stating (i) that the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Borrower, (ii) that the Borrower is in compliance with Section 5.1(k) and (iii) all information and calculations necessary for determining compliance by the Borrower with Section 5.2(a) as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be.
(j)    (i) Except as otherwise permitted by the Loan Documents, preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business.
(k)    (i) Use the proceeds from the Loans hereunder solely as represented in Section 3.12, and (ii) either (1) use the proceeds from any Pari Passu Indebtedness to make advances under the Series 2002-1 VFC, (2) use the proceeds from any Pari Passu Indebtedness to repay Permitted Indebtedness outstanding from time to time or (3) use the proceeds from any Pari Passu Indebtedness to pay expenses incurred in connection with this Agreement and any such Pari Passu Indebtedness.

(l)    Provide notice to the Administrative Agent:
(i)    promptly and in any event within ten (10) days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower or such ERISA Affiliate describing such ERISA Event and the action, if any, that the Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto;
(ii)    promptly and in any event within two (2) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
(iii)    promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B) above; and
(iv)    promptly and in any event within five (5) Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates, copies of (A) any documents described in Section 101(k) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan, and (B) any notices described in Section 101(l) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided, that if the Borrower or the applicable ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, upon the request of the Administrative Agent, which request shall not be more frequent than once during any twelve (12) month period, the Borrower or applicable ERISA Affiliate shall promptly make a request for such documents or notices and shall provide copies of such documents and notices promptly and in any event within five (5) Business Days after receipt thereof.
(m)    On each day after the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents have become due and payable (whether at the stated maturity, by acceleration, or otherwise), give the notice contemplated by Section 2.06 of the Series 2002-1 Supplement, such notice to specify an amount equal to the lesser of (i) the funds on deposit in the Series 2002-1 Collection Subaccount on such day and (ii) the outstanding principal amount of the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents.
(n)    At the direction of the Administrative Agent or the Required Lenders, exercise its right under Section 8.14 of the Pooling Agreement to direct the Trustee under the Master Trust when the Lenders are affected by the conduct of any proceeding or the exercise of any right conferred on the Trustee under the Master Trust.
(o)    On each Business Day on which a Loan is made, cause the Servicer to submit a Daily Report to the Borrower and to the Trustee under the Master Trust no later than 12:00 (Noon), New York City time, setting forth the information required by Section 4.01 of the Servicing Agreement.
(p)    Promptly upon a Responsible Officer of the Borrower becoming aware that the Borrower has received formal notice that it has become subject to any action or investigation under any Sanctions, the Borrower shall, to the extent permitted by law, supply to the Administrative Agent details of any such action or investigation.

(q)    Upon the reasonable request of the Administrative Agent, the Borrower shall provide to the Administrative Agent the information so requested, to extent such information is available to the Borrower, in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation, in each case in accordance with the Borrower’s past practices.
(r)    Promptly following any change in the information provided in the Beneficial Ownership Certification most recently delivered to the Administrative Agent or any Lender, provide notice to the Administrative Agent and the Lenders of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
5.2    Negative Covenants. The Borrower will not:
(a)    Permit the Series 2002-1 Allocated Loan Amount to be less than the arithmetic product of:
(i)    adding (A) the aggregate principal amount of and accrued interest on all Loans outstanding hereunder and (B) all other Pari Passu Indebtedness outstanding (including any net payment obligations of the Borrower related to Hedge Agreements, but excluding all Hedge Termination Amounts due and owing by the Borrower); and deducting therefrom
(ii)    the aggregate Dollar Equivalent amount of any Master Trust Approved Currencies (including any net receipts from Hedge Agreements, but excluding any Hedge Termination Amounts received by the Borrower) on deposit in any Borrower Account or the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), that are unconditionally available to repay the aggregate amount of the Indebtedness and interest accrued thereon described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a) (or with respect to the Series 2002-1 Collection Subaccount (or any sub-subaccount thereof), unconditionally available to repay the principal and accrued interest on the Series 2002-1 VFC Certificate which Master Trust Approved Currency amounts are in turn unconditionally available to make such payments on the principal of and accrued interest on all Loans and other Pari Passu Indebtedness described in the foregoing clauses (i)(A) and (B) of this Section 5.2(a)).
(b)    Contract for, create, incur, assume or suffer to exist any Lien, security interest, charge or other encumbrance of any nature upon any of its property or assets, including without limitation the Series 2002-1 VFC, whether now owned or hereafter acquired, other than Borrower Permitted Liens.
(c)    Create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability except Permitted Indebtedness.
(d)    Except as contemplated by the Loan Documents or the Transaction Documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of so doing or otherwise), endorse or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any assets, stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person.
(e)    Enter into any merger, consolidation, joint venture, syndicate or other form of combination with any Person, or sell, lease or transfer or otherwise dispose of any of its assets or receivables or purchase any asset, or engage in any transaction which would result in the Borrower ceasing to be, directly or indirectly, a wholly-owned Subsidiary of Guarantor.

(f)    Enter into or be a party to any agreement or instrument other than the Loan Documents, the Transaction Documents to which it is a party, and any agreement or instrument related to the incurrence of Pari Passu Indebtedness.
(g)    Enter into or be a party to any agreement or instrument related to the incurrence of Pari Passu Indebtedness that does not include a provision substantially to the effect set forth in Section 8.16.
(h)    Except as permitted by any Transaction Document, make any expenditure (by long-term or operating lease or otherwise), excluding those relating to foreclosure, for capital assets (both realty and personalty), unless such expenditure is approved in writing by the Administrative Agent.
(i)    Engage in any business or enterprise or enter into any material transaction other than as contemplated by the Loan Documents and the Transaction Documents.
(j)    Amend its certificate of incorporation or bylaws without the prior written consent of the Administrative Agent.
(k)    Amend, supplement, waive or modify, or consent to any amendment, supplement, waiver or modification of, any Transaction Document except in accordance with the provisions of this Section 5.2(k). Any provision of any Transaction Document may be amended, waived, supplemented, restated, discharged or terminated with ten (10) Business Days’ prior written notice to the Administrative Agent, but without the consent of the Administrative Agent or the Lenders; provided such amendment, waiver, supplement or restatement does not (i) render the Series 2002-1 VFC subordinate in payment to any other Series under the Master Trust or otherwise adversely discriminate against the Series 2002-1 VFC relative to any other Series under the Master Trust, (ii) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on or in respect of the Series 2002-1 VFC, (iii) change the definition of, the manner of calculating, or in any way the amount of, the interest of the Borrower in the assets of the Master Trust, (iv) change the definitions of “Eligible Loans”, “Eligible Obligor”, “Series 2002-1 Allocated Loan Amount”, “Series 2002-1 Invested Amount” or “Series 2002-1 Target Loan Amount” in Annex X or, to the extent used in such definitions, other defined terms used in such definitions, (v) result in an Event of Default, (vi) change the ability of the Trustee to declare the Purchased Loans to be immediately due and payable or the ability of the Administrative Agent or the Required Lenders to directly or indirectly require the Trustee to do so, (vii) following the occurrence and during the continuation of a Mandatory CP Wind-Down Event, increase the Series 2002-1 Maximum Invested Amount, or (viii) effect any amendment that would cause or permit the Series 2002-1 Target Loan Amount to exceed the Series 2002-1 Allocated Loan Amount; and provided, further, that the Administrative Agent shall have received prior notice thereof together with copies of any documentation related thereto. Any amendment, waiver, supplement or restatement of a provision of a Transaction Document (including any exhibit thereto) of the type described in clauses (i) through (viii) above shall require the written consent of the Administrative Agent acting at the direction of the Required Lenders.
(l)    Grant any powers of attorney to any Person for any purposes except where permitted by the Loan Documents.
(m)    Increase the Series 2002-1 Invested Amount during any Payment Period.
(n)    Take any action which would permit the Servicer to have the right to refuse to perform any of its respective obligations under the Servicing Agreement.
(o)    Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business to hedge or mitigate risks directly arising from its Borrowings under this Agreement or other Pari Passu Indebtedness.

(p)    Knowingly permit or authorize any other Person to, directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of the Loans or other transactions contemplated by this Agreement (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of the FCPA or any other applicable anti-corruption law, (ii) to fund any trade, business or other activities involving or for the benefit of any Restricted Person except as otherwise permitted or authorized by Sanctions or Sanctions Authorities, including, without limitation, as authorized by OFAC general or specific license or (iii) in any other manner that would result in any of the Borrower, the Guarantor, the Administrative Agent, a Lead Arranger, a Lender or any Person participating in the Loans being in breach of any Sanctions or becoming a Restricted Person.
5.3    Use of Websites.
(a)    The Borrower may satisfy its obligation to deliver any public information to the Lenders by posting this information onto an electronic website designated by the Borrower and the Administrative Agent (the “Designated Website”) by notifying the Administrative Agent (i) of the address of the website together with any relevant password specifications and (ii) that such information has been posted on the website; provided, that in any event the Borrower shall supply the Administrative Agent with one copy in paper form of any information which is posted onto the website.
(b)    The Administrative Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Administrative Agent.
(c)    The Borrower shall promptly upon becoming aware of its occurrence notify the Administrative Agent if:
(i)    the Designated Website cannot be accessed due to technical failure;
(ii)    the password specifications for the Designated Website change;
(iii)    any new information which is required to be provided under this Agreement is posted onto the Designated Website;
(iv)    any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
(v)    the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.
If the Borrower notifies the Administrative Agent under Section 5.3(c)(i) or Section 5.3(c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Administrative Agent is satisfied that the circumstances giving rise to the notification are no longer continuing.
SECTION 6.    EVENTS OF DEFAULT
If any of the following events shall occur and be continuing:
(a)    the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, fees or any other amount payable hereunder or under any other Loan Document, within three (3) days after any such interest, fees or other amount becomes due in accordance with the terms hereof; or
(b)    any representation or warranty made or deemed made by the Borrower or the Guarantor herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this

Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or
(c)    the Borrower shall default in the observance or performance of any agreement contained in Section 5.1(f), Section 5.1(j)(i) or Section 5.2 of this Agreement or the Guarantor shall default in the observance or performance of any agreement contained in Sections 8.1(c), 8.1(g)(i), 8.1(h), 8.1(i) or 8.2 of the Guaranty Agreement; or
(d)    the Borrower or the Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date on which a Responsible Officer of the Borrower or the Guarantor has knowledge of such default and (ii) the Borrower or the Guarantor receives written notice thereof from the Administrative Agent or the Required Lenders; or
(e)    the Borrower, BAFC, BFE or any other Investor Certificateholder that is an Affiliate of the Guarantor shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; provided, further, that the immediately preceding proviso shall be deemed inapplicable at any time that any Purchased Loan shall constitute a Defaulted Loan or shall have constituted a Delinquent Loan for a period of more than three (3) successive Business Days; or
(f)    any Group Member (other than the Borrower) shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (f) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (f) shall have occurred and be continuing with respect to Indebtedness the outstanding Dollar Equivalent principal amount of which exceeds in the aggregate $100,000,000; or
(g)    (i) any Group Member or Bunge Funding shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member or Bunge Funding shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against any Group Member or Bunge Funding any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) any Group Member or Bunge Funding shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) any Group Member or Bunge Funding shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
(h)    one or more judgments or decrees shall be entered against any Group Member (other than the Borrower) involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $100,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(i)    one or more judgments or decrees shall be entered against the Borrower involving in the Dollar Equivalent aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof; or
(j)    any of the Loan Documents or the Transaction Documents shall cease, for any reason, to be in full force and effect or the Borrower or the Guarantor shall so assert in writing; or
(k)    a Change in Control of the Guarantor shall have occurred; or
(l)    the Borrower shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and shall not be exempt from compliance under such Act;
then, and in any such event, (A) if such event is an Event of Default specified in paragraph (g) above with respect to the Borrower or the Guarantor, then in such case automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, any or all of the following actions may be taken: (1) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (2) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (3) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, instruct the Borrower to, and in such event the Borrower shall, instruct the Trustee of the Master Trust to declare the principal and accrued interest in respect of the Purchased Loans to be due and payable (provided that, for the avoidance of doubt, the Borrower acknowledges and agrees that if it fails to give such instructions, the Administrative Agent may do so on its behalf). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.
    After the exercise of remedies provided for in this Section 6 (or after the Loans have become immediately due and payable as set forth in this Section 6), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Section 7), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting principal of the Loans (and after such application, to principal installments thereunder in inverse order of scheduled maturities), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to payment of all other Obligations ratably among the Administrative Agent and the Lenders in proportion to the respective amounts described in this clause Fifth held by them; and
Last, the balance, if any, after payment in full of all of the Obligations, to the Loan Parties or as otherwise required by law.
SECTION 7.    AGENCY
7.1    Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Except as otherwise provided in Sections 7.4, 7.7(a), 7.7(b) and 7.7(c), the provisions of this Section 7 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
7.2    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
7.3    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 7 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent with respect to their respective activities in connection with the syndication of the Facilities provided under this Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
7.4    Exculpatory Provisions.
(a)    The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
(b)    The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6 and 8.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.
(c)    The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
7.5    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
7.6    Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Guarantor or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
7.7    Resignation of the Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the prior approval of the Borrower (unless an Event of Default shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section 7 and Section 8.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
7.8    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
7.9    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 8.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 8.5.
7.10    Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Guarantor or the Borrower and without limiting the obligation of the Guarantor or the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
7.11    Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder.
7.12    Administrative Agent Communications. The Administrative Agent shall provide to each Lender a copy of each material report, certificate, statement or other communication required to be delivered to it under the Loan Documents and which has not been delivered to the Lenders; provided, that posting by the Administrative Agent to Syndtrak or to a similar electronic distribution location shall satisfy the requirements of this Section. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
7.13    Rates Disclaimer. The Administrative Agent does not warrant or accept responsibility for, and each of the parties to this Agreement hereby acknowledges and agrees (for the benefit of the Administrative Agent) that the Administrative Agent shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to any Benchmark or any rates in the definitions of “ABR”, “Term SOFR Rate”, “Daily Simple SOFR Rate”, or any other SOFR-based replacement rate, any component definition thereof or rates referenced in the definition thereof or any alternative, comparable or successor rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, comparable or successor rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, any initial Benchmark or any other Benchmark, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes or Benchmark Replacement prior to its discontinuance or unavailability. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR or any Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, any initial Benchmark or any other Benchmark or Benchmark Replacement, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 8.    MISCELLANEOUS
8.1    Amendments and Waivers.
(a)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, restated, supplemented or modified except in accordance with the provisions of this Section 8.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (w) reduce (by way of forgiveness or otherwise) the principal amount or extend the final scheduled date of maturity of any Loan, reduce the amount or stated rate of any interest or fee payable hereunder (except (1) in connection with the waiver of applicability of any post-default increase in interest rates and (2) that any amendment or modification of defined terms used in the financial covenants in this Agreement or the other Loan Documents shall not constitute a reduction in the rate of interest or fees for purposes of this clause (w)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, or increase any Lender’s Aggregate Exposure Percentage, in each case without the written consent of each Lender directly affected thereby; (x) eliminate or reduce the voting rights of any Lender, or otherwise amend any provisions, under this Section 8.1 without the written consent of such Lender; (y) waive any of the conditions set forth in Section 4.1 or Section 4.2, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, amend or waive Section 5.1(k), or release the Guarantor from its obligations under the Guaranty Agreement, or assign any obligations under the Guaranty Agreement, effect any action pursuant to Section 17 of the Guaranty Agreement, or change any provision hereof requiring ratable funding or ratable sharing of payments or setoffs or otherwise related to the pro rata treatment of Lenders, in each case without the written consent of all Lenders; or (z) amend, modify or waive any provision of Section 7 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
(b)    Notwithstanding Section 8.1(a), the Commitments and Aggregate Exposure of any Defaulting Lender shall be disregarded for all purposes of any determination of whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 8.1(a)); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.
8.2    Notices. Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative

Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:
Bunge Limited Finance Corp.
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Attention: Treasurer
Telephone No: (636) 292-3029
Facsimile: (636) 292-4029

with a copy to:

Bunge Limited
1391 Timberlake Manor Parkway
Chesterfield, Missouri 63017
Attention: Treasurer
Telephone No: (636) 292-3029
Facsimile: (636) 292-4029

Administrative Agent:	CoBank, ACB 6340 South Fiddlers Green Circle Greenwood Village, CO 80111 Attention: Credit Information Services Facsimile: (303) 224-6101 Email: CIServices@cobank.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received. In addition to the foregoing, notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent may, at its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications. Notwithstanding anything to the contrary contained herein, unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address of the Administrative Agent shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
8.3    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
8.4    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
8.5    Payment of Expenses . The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the properties owned by such Group Members and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or breach in bad faith of such Indemnitee’s obligations under the Loan Documents. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert, and hereby waives, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 8.5 shall be submitted to Treasurer (Telephone No. (636) 292-3029; Facsimile No. (636) 292-4029), at the address of Bunge Limited set forth in Section 8.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 8.5 shall survive repayment of the Loans and all other amounts payable hereunder. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 8.5 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from a non-Tax claim.
8.6    Successors and Assigns; Participations and Assignments.
(a)    This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the Loans and their respective successors and assigns, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender and (ii) any attempted assignment or transfer by the Borrower without such consent shall be null and void.
(b)    Notwithstanding anything in this Section to the contrary, any Farm Credit Lender that (i) is the owner of a participation from any Lender other than any Conduit Lender in the minimum original face amount of $10,000,000, (ii) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”) and (iii) receives the prior written consent of the Borrower (provided no Default or Event of Default has occurred and is continuing) and the Administrative Agent (in each case, which shall not be unreasonably withheld) to become a Voting Participant, shall be entitled to vote for so long as such Farm Credit Lender owns such participation and notwithstanding any subparticipation by such Farm Credit Lender (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (x) state the full name, as well as all contact information required of an Assignee in an Assignment and Acceptance Agreement and (y) state the dollar amount of the participation purchased. The selling Lender and the Voting Participant shall notify the Administrative Agent and the Borrower within three (3) Business Days of any termination of, reduction or increase in the amount of, such participation. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Exhibit F hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Borrower or the Administrative Agent. The voting rights hereunder are solely for the benefit of the Voting Participant and shall not inure to any assignee or participant of the Voting Participant. Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (other than the Borrower or any of its Affiliates or a natural Person) (each, an “Other Participant”) non-voting participating or non-voting sub-participating interests in any Loan owing to such Lender, the Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating or sub-participating interest to a Participant, except as otherwise provided below, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Other Participant under any such participation or sub-participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except any amendment, waiver or consent described in clause (w) or (x) of the proviso to Section 8.1(a) that affects such Participant, in each case to the extent subject to such participation. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating or sub-participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating or sub-participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating or sub-participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 8.7 as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (and subject to the limitations thereof) with respect to its participation or sub-participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of Section 2.13 as if it was a Lender, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to Section 2.12, 2.13 or 2.14 (as the case may be) than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation shall, on behalf of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, or Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, in the absence of manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c)    Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Person (other than the Borrower or any of its Affiliates) (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that (i) except as set forth below, the consent of the Borrower and the Administrative Agent (which, in each case, shall not be unreasonably withheld or delayed, and in the case of the Borrower shall be deemed to have been given if the Borrower has not responded to a proposed assignment within five (5) Business Days following its receipt of notice of such proposed assignment) shall be required in the case of (x) any assignment to a Person that is not a Lender or a Lender Affiliate or (y) any assignment of a Commitment to a Person that is not a Lender or a Lender Affiliate (except that (A) the consent of the Borrower shall not be required for any assignment that occurs when either a Default or an Event of Default shall have occurred and be continuing and (B) neither the consent of the Borrower nor the Administrative Agent shall be required for any assignment by CoBank (or its Affiliate) if CoBank (or its Affiliate) shall determine that the Borrower is not an entity eligible to borrow from CoBank (or its Affiliate)) and (ii) unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $10,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement. For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with the applicable Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto). Notwithstanding the foregoing, any Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 8.6(c).
(d)    The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 8.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders (including Voting Participants) and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender (and each Voting Participant) from time to time, which Register shall be made available to the Borrower and any Lender or Voting Participant upon reasonable request. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each other Loan Party, the Administrative Agent and the Lenders (including the Voting Participants) shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing the Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan or sale of a voting participation in any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new Notes shall be issued to the designated Assignee.
(e)    Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 8.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (such fee not payable with respect to assignments to an Assignor’s Affiliate and such fee not to be payable by the Borrower, except for an assignment pursuant to Section 2.17), the Administrative Agent shall

(i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.
(f)    For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank, any other central bank or any Farm Credit Lender in accordance with applicable law.
(g)    The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (f) above.
(h)    Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.
8.7    Adjustments; Set-off.
(a)    Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders on a non pro rata basis, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 6(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Guarantor or the Borrower, any such notice being expressly waived by the Guarantor and the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Guarantor or the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Guarantor or the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.
8.8    Counterparts; Electronic Signatures.
(a)    This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or portable document format shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.
(b)    The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any ancillary document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart.
8.9    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.10    Integration. This Agreement and the other Loan Documents represent the entire agreement of the Guarantor, the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.
8.11    GOVERNING LAW. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
8.12    Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.
8.13    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;
(b)    neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
8.14    Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any Hedge Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates (the “Permitted Parties”), (d) upon the request or demand of any Governmental Authority (including the Farm Credit Administration), (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued or any insurer, insurance broker or direct or indirect provider of credit protection with respect to such Lender or Permitted Parties, (i) to any credit insurance provider or any credit risk insurance broker relating to the Borrower and its obligations, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under this Agreement, (k) to the CUSIP Service Bureau or any similar organization, (l) in connection with the exercise of any remedy hereunder or under any other Loan Document or (m) with the prior written consent of the Borrower.
Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their Related Parties or their respective securities. Accordingly, each

Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
In addition to the foregoing, Administrative Agent may, with the consent of the Guarantor for itself and on behalf of the Borrower, place advertisements in financial and other newspapers and periodicals, and on a home page or similar place for dissemination of information on the Internet or worldwide web, as it may choose. Additionally, the Borrower, for itself and on behalf of the Guarantor, agrees that the Administrative Agent may, in consultation with the Guarantor, circulate similar promotional materials after the Closing Date in the form of a “tombstone” or otherwise describing the names and including the logo(s) of the Borrower, the Guarantor and their respective Affiliates (or any of them), and the amount, type and Closing Date, all at Administrative Agent’s expense.
8.15    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
8.16    No Bankruptcy Petition Against the Borrower; Liability of the Borrower.
(a)    Each of the Administrative Agent and the Lenders hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all Loans and other amounts payable hereunder and all Pari Passu Indebtedness, it will not institute against, or join with or assist any other Person in instituting against, the Borrower, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable insolvency laws. This Section 8.16 shall survive the termination of this Agreement.
(b)    Notwithstanding any other provision hereof or of any other Loan Documents, the sole remedy of the Administrative Agent, any Lender or any other Person against the Borrower in respect of any obligation, covenant, representation, warranty or agreement of the Borrower under or related to this Agreement or any other Loan Document shall be against the assets of the Borrower. Neither the Administrative Agent, nor any Lender nor any other Person shall have any claim against the Borrower to the extent that such assets are insufficient to meet such obligations, covenant, representation, warranty or agreement (the difference being referred to herein as a “shortfall”) and all claims in respect of the shortfall shall be extinguished; provided, however, that the provisions of this Section 8.16 apply solely to the obligations of the Borrower and shall not extinguish such shortfall or otherwise restrict such Person’s rights or remedies against the Guarantor for purposes of the obligations of the Guarantor to any Person under the Guaranty Agreement.
8.17    Conversion of Approved Currencies into Dollars. Unless the context otherwise requires, any calculation of an amount or percentage that is required to be made by the Borrower or the Administrative Agent under the Loan Documents shall be made by first converting any amounts denominated in Master Trust Approved Currencies other than Dollars into Dollars at the Rate of Exchange pursuant to Section 1.2(e).
8.18    PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act.
8.19    Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
8.20    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower at such time (any such payment, an “Erroneous Payment”), then in any such event, each Lender receiving an Erroneous Payment severally agrees to repay to the Administrative Agent promptly upon demand the Erroneous Payment received by such Lender in immediately available funds (and in the currency so received), with interest thereon for each day from and including the date such Erroneous Payment is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Erroneous Payment. The Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, an Erroneous Payment (and such determination shall be conclusive absent manifest error).
8.21    Amendment and Restatement. Upon the Closing Date, including satisfaction of the conditions precedent set forth in Section 4.1 hereof, the Prior Credit Agreement shall be and hereby is amended, restated, superseded and restated in its entirety by the terms and provisions of this Agreement. This Agreement shall not constitute a novation or settlement of the Prior Credit Agreement or the indebtedness created thereunder. All Loans made and Obligations under the Prior Credit Agreement that are outstanding on the Closing Date shall continue as Loans and Obligations under (and, as of the Closing Date, shall be governed by the terms of) this Agreement and the agreements, documents and instruments delivered together herewith.
Signature pages follow.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.
BUNGE LIMITED FINANCE CORP.
By: /s/ Rajat Gupta
Printed Name: Rajat Gupta
Title: President

Signature Page to Credit Agreement

COBANK, ACB,
as Administrative Agent and Lender
By: /s/ Jared Greene
Printed Name: Jared Greene
Title: Assistant Corporate Secretary

Signature Page to Credit Agreement

Schedule 1.1
Commitments

Lender	Revolving Commitment Amount	Term Loan I Commitment Amount	Term Loan II Commitment Amount
CoBank, ACB	$865,000,000	$250,000,000	$250,000,000
TOTAL	$865,000,000	$250,000,000	$250,000,000

Signature Page to Credit Agreement

Schedule 3.3
Consents, Authorizations, Filings and Notices
None.
Signature Page to Credit Agreement

Exhibit A
Form of Guaranty
See attached.
Ex. A – 1

Exhibit B-1
Form of Borrower Responsible Officer’s Certificate
See attached.
Ex. B-1 – 1

Exhibit B-2
Form of Borrower Secretary’s Certificate
See attached.
Ex. B-2 – 1

Exhibit B-3
Form of Guarantor Responsible Officer’s Certificate
See attached.
Ex. B-3 – 1

Exhibit B-4
Form of Guarantor Secretary’s Certificate
See attached.
Ex. B-4 – 1

Exhibit C-1
Form of Legal Opinion of Reed Smith LLP
See attached.
Ex. C-1 – 1

Exhibit C-2
Form of Legal Opinion of Conyers Dill & Pearman Limited
See attached.
Ex. C-2 – 1

Exhibit D
Form of Assignment and Acceptance
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement dated as of August 5, 2022 (as amended, restated, supplemented or otherwise modified prior to the Effective Date (as defined below), the “Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation (the “Borrower”), the Lenders named therein, and COBANK, ACB, as Administrative Agent and lead arranger. Terms defined in the Agreement are used herein with the same meanings.
             (the “Assignor”) and                  (the “Assignee”) agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, a _____% interest (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Agreement with respect to those credit facilities contained in the Agreement as are set forth on Schedule I hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 (the aggregate amount of which is not less than the lesser of $5,000,000 or the full principal amount of the Assigned Facility, and which is not an amount that will leave the Assignor with a portion of the Assigned Facility that is less than $5,000,000 in principal amount).
2.    The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party, any of its Subsidiaries or any other obligor or the performance or observance by any Loan Party, any of its Subsidiaries or any other obligor of any of their respective obligations under the Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the promissory note(s) (if any) held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent (upon request by the Assignee) exchange such promissory note(s) for a new promissory note or promissory notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facilities, requests that the Administrative Agent exchange the attached promissory note(s) for a new promissory note or promissory notes payable to the Assignor, in each case, in the amount which reflects the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
3.    The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Agreement, together with copies of the financial statements delivered pursuant to subsections 5.1(g) and 5.1(h) thereof and subsection 8.1(a) of the Guaranty Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Agreement and any other Loan Document and will perform in accordance with its terms all the obligations which by the terms of the Agreement and any other Loan Document are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United
Ex. D – 1

States, its obligation pursuant to subsection 2.13(f) of the Agreement to deliver the forms prescribed by the IRS certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Agreement, any other Loan Document or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
4.    The effective date of this Assignment and Acceptance shall be ________, 20__ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 8.6(c) of the Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five (5) Business Days after the date of such acceptance and recording by the Administrative Agent).
5.    Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue on or subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.
6.    From and after the Effective Date, (a) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and other Loan Documents.
7.    This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of             , 20__ by their respective duly authorized officers on Schedule 1 hereto.

Ex. D – 2

Schedule 1
to Assignment and Acceptance
relating to the Credit Agreement dated as of August 5, 2022, among BUNGE LIMITED FINANCE CORP., the Lenders named therein, and
COBANK, ACB, as Administrative Agent

Name of Assignor: Name of Assignee: Effective Date of Assignment:
Facility	Principal Amount Assigned	Commitment Percentage Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

Ex. D – 3

Accepted:
[ASSIGNOR]	[ASSIGNEE]

By: Name: Title:	By: Name: Title:

Consented To:[1]
COBANK, ACB, As Administrative Agent	BUNGE LIMITED FINANCE CORP.

By: Name: Title:	By: Name: Title:

1 Consent of the Administrative Agent and the Borrower is required only with respect to assignments to a Person not then a Lender or a Lender Affiliate and any assignment of the Commitment to a Person that does not have a Commitment (except that the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing).
Ex. D – 4

EXHIBIT E-1

Form of U.S. Tax Compliance Certificate
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 5, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation, COBANK, ACB, as Administrative Agent and the lenders from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

Ex. E-1 – 1

EXHIBIT E-2
Form of U.S. Tax Compliance Certificate
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of August 5, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation, COBANK, ACB, as Administrative Agent and the lenders from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]
Ex. E-2 – 1

EXHIBIT E-3
Form of U.S. Tax Compliance Certificate
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of August 5, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation, COBANK, ACB, as Administrative Agent and the lenders from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF PARTICIPANT]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]

Ex. E-3 – 1

EXHIBIT E-4
Form of U.S. Tax Compliance Certificate
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of August 5, 2022 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BUNGE LIMITED FINANCE CORP., a Delaware corporation, COBANK, ACB, as Administrative Agent and the lenders from time to time party thereto.
Pursuant to the provisions of Section 2.13 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or IRS Form W-8BEN-E or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
[NAME OF LENDER]

By:_________________________________
Name:
Title:
Date: ________ __, 20[ ]
Ex. E-4 – 1

Exhibit F
Closing Date Voting Participants

Name	Participation Amount (Revolving Loan Facility)	Participation Amount (Term Loan I Facility)	Participation Amount (Term Loan II Facility)
AgCarolina Farm Credit, FLCA	$6,206,300.00	$1,793,700.00	$2,000,000.00
AgCountry Farm Credit Services, FLCA	$72,923,800.00	$21,076,200.00	$14,500,000.00
AgFirst Farm Credit Bank	$74,475,300.00	$21,524,700.00	$44,000,000.00
American AgCredit, FLCA	$30,255,600.00	$8,744,400.00	$15,500,000.00
Capital Farm Credit, FLCA	$30,255,600.00	$8,744,400.00	$7,500,000.00
Compeer Financial, FLCA	$88,439,500.00	$25,560,500.00	$6,500,000.00
Farm Credit Bank of Texas	$101,627,800.00	$29,372,200.00	$34,000,000.00
Farm Credit East, ACA	$29,867,700.00	$8,632,300.00	$0.00
Farm Credit Mid-America, FLCA	$63,614,300.00	$18,385,700.00	$32,000,000.00
Farm Credit of New Mexico, FLCA	$20,946,200.00	$6,053,800.00	$9,000,000.00
Farm Credit of Southern Colorado, FLCA	$11,248,900.00	$3,251,100.00	$0.00
Farm Credit Services of America, FLCA	$65,941,700.00	$19,058,300.00	$42,000,000.00
Farm Credit West, FLCA	$45,383,400.00	$13,116,600.00	$0.00
Fresno-Madera Production Credit Association	$11,636,800.00	$3,363,200.00	$0.00
GreenStone Farm Credit Services, FLCA	$27,152,500.00	$7,847,500.00	$23,000,000.00
Northwest Farm Credit Services, FLCA	$29,867,700.00	$8,632,300.00	$0.00

Ex. F-1